      THIS INDENTURE made as of the 15th day of June, 1999.

IN PURSUANCE OF THE SHORT FORMS OF LEASES ACT.

B E T W E E N:

            1249462 ONTARIO LIMITED,

            hereinafter called the "Landlord"

                                                               OF THE FIRST PART

            - and -

            TASTY SELECTIONS INC.

            hereinafter called the "Tenant"

                                                              OF THE SECOND PART

            - and -

            INTERNATIONAL MENU SOLUTIONS INC.,

            hereinafter called the "Indemnifier"

                                                               OF THE THIRD PART

            WHEREAS the Landlord is the owner of certain lands situated in the City of Vaughan, in the Province of Ontario, and being municipally known as 350 Creditstone Road, Vaughan, Ontario (the "Lands");

            AND WHEREAS that in consideration of the rents, covenants and agreements hereinafter contained on the part of the Tenant to be paid, observed and performed, the Landlord has demised and leased and by these presents does demise and lease unto the Tenant the Leased Premises.

            THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.          DEFINITIONS

            IN THIS LEASE:

      (a) "building" means the building in which the Leased Premises are situated;

      (b) "common facilities" means (a) those areas, facilities, utilities, improvements, equipment and installations in the complex that, from time to time, are not designated or intended by the Landlord to be leased to tenants of the complex and (b) those areas, facilities, utilities, improvements, equipment and installations which serve or are for the benefit of the complex and are designated from time to time by the Landlord as part of the common facilities. Common facilities include, without limitation, the parking areas, all entrances and exits thereto, driveways, pedestrian sidewalks, fences, trees, flowers and shrubbery, security systems and general signs which are designated from time to time by the Landlord and which are provided and made available for the general use of the tenants of the complex and their officers, agents, employees and customers, all whether in existence now or constructed and provided subsequent to the date hereof;

      (c) "complex" means all of the buildings and appurtenant lands and facilities, including common facilities, and services of which the premises herein demised form part and situate on the Lands;

      (d) "Leased Premises" means those premises known as Part of Suite 108, 350 Creditstone Road, Vaughan, Ontario, comprising 9,106 square feet of Gross Floor Area, more or less, outside measurement (and without deduction for columns and the like) as more particularly described in Schedule "A" hereto, such area being determined by the Landlord acting reasonably;

      (e) "proportionate share" means that ratio of any cost for which the Tenant is required to pay its proportionate share having as numerator the area of the Leased Premises and as denominator the aggregate rentable area of the buildings forming part of the complex, as determined by the Landlord acting reasonably; Provided, should the Leased Premises form part of a building, then, in the context of costs and expenses relative to such building, the term "proportionate share" shall mean that ratio which has as numerator the area of the Leased Premises and as denominator the aggregate rentable area of such building, as determined by the Landlord acting reasonably;

      (f)   "Term" means the term demised by this Lease, as set out in paragraph
            4.

2.          BASIC TERMS

            The basic terms of this Lease, which are hereinafter more fully detailed, are summarized as follows:

                                                                  Refer to
                                                                  Section
                                                                  -------

            (a)   Leased Premises: Part of Suite 108                 1
                                   350 Creditstone Road
                                   Vaughan, Ontario

            (b)   Term: FIVE (5)YEARS AND NINE (9) MONTHS            4

            (c)   (i)   Commencement Date: June 15, 1999             4

                  (ii)  Expiry Date: February 28, 2005

            (d)   (i)   Basic Rent:

                        Lease Year 1    $31,871.04 per annum
                                        $2655.92 per month
                                        ($3.50 per sq. ft. of the
                                        Gross Floor Area of the
                                        Leased Premises per annum)

                        Lease Year 2    $34,147.56 per annum
                                        $2,845.63 per month
                                        ($3.75 per sq. ft. of the
                                        Gross Floor Area of the
                                        Leased Premises per annum)

                        Lease Year 3    $36,424.08 per annum
                                        $3,035.34 per month
                                        ($4.00 per sq. ft. of the
                                        Gross Floor Area of the
                                        Leased Premises per annum)

                        Lease Year 4    $38,700.48 per annum
                                        $3,225.04 per month
                                        ($4.25 per sq. ft. of the
                                        Gross Floor Area of the
                                        Leased Premises per annum)

                       Lease Years 5
                       and 6            $40,977.00 per annum
                                        $3,414.75 per month
                                        ($4.50 per sq. ft. of the
                                        Gross Floor Area of the
                                        Leased Premises per annum)

                  (ii) Initial Improvements Rent:

                       Lease Years 1 to 6   $10,471.92 per annum
                                            $872.66 per month
                                            ($1.15 per sq. ft. of the
                                            Gross Floor Area of the
                                            Leased Premises per annum)

            (e)   Gross floor Area of the Leased Premises:
                    9,106 square feet                                2

            (f)   Deposit:                                           32

                                        First Month's       Last Month's
                                        -------------       ------------
          Improvements: Basic            $2,655.92           $3,414.75
                        Improvements     $  872.66           $  872.66
                        Additional       $2,655.92           $2,655.92
                        GST              $  432.92           $  486.03
                                         -----------         ---------
                        Total            $6,617.42           $7,429.36

                        GRAND TOTAL:     $14,046.78
                        ============     ==========

            (g)   Use of the Leased Premises:                        7(a)

            MANUFACTURER OF BAKED GOODS

            (h)   Name of Business to be carried on
                  in the Leased Premises:                            7(c)

                  TASTY SELECTIONS INC.

            (i)   Address for Service of Notice on Tenant and Indemnifier 20

                  Suite 202
                  350 Creditstone Road
                  Vaughan, Ontario

            (j)   Address for Service of Notice on Landlord:         20

                  1249462 ONTARIO LIMITED
                  1 Royal Gate Boulevard
                  Woodbridge, Ontario
                  L4L 8Z7

                  Attention: President

            (k)   Special Provisions, if any: See Schedule "C"

            Schedules
            ---------

            Plan of Leased Premises:                         Schedule "A"
            Landlord's Work and Tenant's Work                Schedule "B"
            Special Provisions                               Schedule "C"
            Initial Improvements - Amortization Schedule     Schedule "D"

3.          INSPECTION

            The Tenant acknowledges having inspected the Leased Premises and accepts same "as-is" on this date.

4.          TERM

            The term of the Lease ("Term") shall be the period described as Term in Section 2(b), the first day of which (the "Commencement Date") shall be the date described as the Commencement Date in Section 2(c)(i).

5.          BASIC RENT AND ADDITIONAL RENT

      (a) Commencing on the Commencement Date, the Tenant shall pay a fixed minimum annual rent ("Basic Rent") in the amount described as Basic Rent in Section 2(d) and shall also pay a fixed minimum annual rent, as more particularly described in Section 5(b), ("Initial Improvements Rent") in the amount described as Initial Improvements Rent in Section 2(d), each to be paid in equal monthly instalments in advance on the first day of each month throughout the Term. For any broken month at the beginning or end of the Term, the Basic Rent and the Initial Improvements Rent shall be pro-rated on a per diem basis.

            Upon the Landlord's architect determining within six (6) months of the Commencement Date the Gross Floor Area of the Leased Premises, all rent and other monies payable by the Tenant pursuant to this Offer and the Lease shall be adjusted accordingly, which adjustment will be retroactive if actual measurement does not occur until after the Commencement Date.

      (b) The cost of initial improvements to the Leased Premises made by the Landlord to induce the Tenant to lease the Leased Premises, being the sum of FORTY-SIX THOUSAND FIVE HUNDRED ($46,500.00) DOLLARS, shall be included in rents paid by the Tenant as Initial Improvements Rent. In the event that the Lease is terminated prior to the expiration of the Term or if the Tenant is in default under the Lease prior to the expiry of the Term, the Tenant shall at that time reimburse the Landlord for the portion of the cost of the initial improvements in the amount of the applicable payment set out in the Initial Improvements - Amortization Schedule attached hereto as Schedule "D".

      (c) All other amounts payable by the Tenant to the Landlord pursuant hereto or under the Lease or for any other reason whatsoever ("Additional Rent") shall be deemed to be rent and shall be payable and collectible in the same manner as rent hereunder and under the Lease. The Tenant shall pay all Basic Rent, Initial Improvements Rent and Additional Rent to the Landlord without any deduction, set-off or abatement whatsoever.

      (d) The Tenant agrees o deliver to the Landlord upon execution of the Lease and hereafter at the beginning of each lease year during the Term a series of twelve (12) monthly post-dated cheques for the ensuing lease year, in amounts conforming with the monthly Basic Rent and Initial Improvements Rent payment and any Additional Rent estimated by the Landlord in advance plus applicable GST.

6.          TENANT'S PAYMENTS AND OBLIGATIONS

            The Lease shall be absolutely net and carefree to the Landlord save as set out herein and, commencing on the Commencement Date and thereafter throughout the Term, the Tenant shall be responsible for and shall pay for:

      (a) all obligations and costs whatsoever in respect of the Leased Premises and the Tenant's business therein including, without limiting the generality of the foregoing:

            (i) all costs and all obligations in respect of all utilities supplied to or consumed in the Leased Premises, including costs of consumption determined by separate meters installed by the Landlord acting reasonably at the Tenant's expense and, to the extent that the cost of same is not determined by separate meters, then as allocated by the Landlord, acting reasonably;

            (ii) all costs and all obligations of and in respect of heating, ventilating and air conditioning of the Leased Premises subject to section 13 (d), to be the Tenant's proportionate share (as hereinafter defined) thereof or; at the Landlord's option, such other allocation as determined by the Landlord, acting reasonably;

            (iii) all business taxes and other taxes as assessed and billed in respect of the Tenant's business and assets and all taxes attributable to the operation of the business in the Leased Premises; and

            (iv) all taxes, rates, duties, fees or assessments (other than income taxes, wealth taxes and large corporation taxes) levied upon the gross or net rentals or other amounts received by the Landlord from the Tenant, whether referred to as a business transfer tax, goods and services tax, value-added tax, national sales tax or by any other name, and any such costs, charges and expenses suffered by the Landlord may be collected in the same manner as rent with all the rights of distress and otherwise or reserved to the Landlord, in respect of rent arrears.

      (b)   (i)   all realty taxes and all other assessments and duties levied, rated, charged or assessed from time to time in respect of the Leased Premises or if levied, rated, charged or assessed in respect of the Building then the proportionate share (as hereinafter defined) thereof and the proportionate share (as hereinafter defined) of all realty taxes and all other assessments and duties levied, rated, charged or assessed from time to time in respect of the common areas and including the Landlord's capital taxes and any commercial concentration taxes, if applicable; and

            (ii) the proportionate share (as hereinafter defined) of all costs and expenses, without duplication, but subject to Section 13(d), of maintaining, repairing, operating, insuring and managing the Building, including the costs of obtaining the information required to apportion costs, and all common areas including, but not limited to, insurance, utilities and repair and replacement of all fixtures, equipment and facilities as they may relate to or are attributed to by the Landlord to the building and the common areas and excluding costs incurred in connection with the correcting of defaults in or inadequacy of the initial design or construction of the building; unrecovered expenses resulting from the gross negligence of the Landlord, its agents, servants or employees; costs for which the Landlord is otherwise reimbursed by Tenant; and capital expenditures and major maintenance and replacement of essential building systems and costs of base building upgrades, and a management fee of fifteen (15.0%) percent of gross amounts received or receivable by the Landlord in respect of the Project for all Additional Rents but excluding such gross amounts as are received or receivable by the Landlord in respect of the Project pursuant to Section 6(b)(i), all as defined as "Operating Costs" in the Lease.

      (c) The Landlord estimates that the Additional Rent for the Premises for calendar 1999 to be $3.50 per square foot, detailed as to:

                        Taxes                   $2.35
                        Maintenance             $1.03
                        Insurance and Other     $0.12
                                                -----
                        Total                   $3.50
                        =====                   =====

            For the purposes of this Lease, the Tenant's proportionate share shall mean a fraction which has as its numerator the Gross floor Area of the Leased Premises and as its denominator the total Gross Floor Area of the rentable premises within the Building, grossed up for the purposes of sections 6(a)(ii) and 6(b) as if there were no vacancies, as amended from time to time as more fully described in the Lease.

7.          USE OF THE LEASED PREMISES

      (a) The Tenant shall not use or permit the Leased Premises to be used for any purpose other than that described as Use of the Leased Premises in section 2(g).

      (b) At all times throughout the Term, the Tenant shall continuously and actively conduct its business in the whole of the Leased Premises in a first class and reputable manner during normal business hours as established by the Landlord in the municipality in which the Project is located in compliance with the provisions of this Lease and the requirements of all applicable laws and regulations and the Tenant shall keep, operate and maintain the Leased Premises and the building and every part thereof in a clean and sanitary condition and in accordance with all laws, directions, rules and regulations of any government authority having jurisdiction in respect of same.

      (c) The Tenant covenants that the business to be conducted on the Leased Premises shall be known by the name set out as Name of Business on the Leased Premises in Section 1(h) hereof and by no other name whatsoever without the Landlord's prior written consent which shall not be unreasonably withheld.

      (d) The Tenant shall not erect or permit any signs visible from the common areas of the Building or from the exterior of the Leased Premises without the Landlord's prior written consent. The Landlord acknowledges that a building bulkhead sign as well as a sign at the lot corner is requested by the Tenant and accepted by the Landlord subject to Landlord's approval of the format of such sign.

      (e)   INTENTIONALLY DELETED

      (f) Except to the extent that same are to the Landlord's responsibility pursuant to the terms hereof, the Tenant covenants to maintain, repair and make necessary replacements to the Leased Premises, including all contents thereof and all services, facilities and equipment located in or primarily serving the Leased Premises, all in good order and first class condition in keeping with the standards of a first-class building, subject to section 13 (d).

      (g) If the Leased Premises shall become vacant or not be used for the purpose aforesaid, and remain so for a period of thirty (30) days, or if the Leased Premises shall be used for any purpose other than that for which the same are hereby leased, this Lease shall, at the option of the Landlord, forthwith on written notice to the Tenant, cease and determine and become null and void, and thereupon the instalments of rent accruing and due during the next ensuing three
            (3) months shall immediately become due and payable to the Landlord.

      (h) The Tenant shall not perform acts or carry on any practices which may injure the complex and shall keep the interior of the Leased Premises reasonably clean and free from rubbish and dirt and shall store all trash and garbage within the Leased Premises and arrange for the regular removal of such trash and garbage at such times and during such hours as the Landlord may designate. The Tenant shall not burn any trash or garbage in or about the Leased Premises or anywhere else within the confines of the complex. The Tenant shall not keep or display merchandise on or otherwise obstruct the common facilities adjacent to the Leased Premises.

      (i) The Tenant hereby covenants to the Landlord that after the Commencement Date that the Tenant, its employees, agents, other representatives, customers or contractors shall not permit any unlawful use, storage, manufacturing or disposal of materials or substances deemed to be hazardous or dangerous as defined under federal, provincial or municipal environmental, health or safety laws, policies, guidelines or standards. In the event the nature of the Tenant's business calls for the use of any such hazardous materials or substances during the term of this Lease or any renewal period thereof, the Tenant and its principals shall be held responsible and liable for the clean up work, remedial actions or expenditures (including the cost of any environmental site assessment the Landlord may reasonably require) required to the Leased Premises in the event the levels of concentration of the hazardous materials or substances in the building or ground are found to exceed established governmental decommissioning guidelines in effect during the Term. The obligations of the Tenant as described herein shall survive the expiration of this Lease.

      (j) The Tenant shall not use, exercise or carry on or permit or suffer to be used, exercised or carried on, in or upon the Leased Premises or any part thereof, any noxious, noisome or offensive art, trade, business, occupation or calling, or keep, sell, use or handle and dispose of goods or things which are objectionable, or by which the Leased Premises shall be injured, and shall not cause, permit or suffer anything to be done or continued to be done in or upon the Leased Premises or any part thereof which may be or become a nuisance or annoyance, or which may void or render voidable any insurance upon the building or part thereof. The Tenant shall be responsible for the removal and disposal of all of its hazardous waste, if any, from the Leased Premises, shall pay all costs associated with such removal and disposal, and shall comply with all governmental and regulatory body requirements relating to same. The obligations of the Tenant as described herein shall survive the expiration of this Lease.

8.          INSURANCE

      (a) The Tenant covenants with the Landlord that throughout the term of this Lease, it shall take out and maintain at its sole cost and expense, in the names of the Tenant and the Landlord as their respective interests may appear: (i) insurance covering all property of the Tenant located within the Building, including leasehold improvements and the Tenant's inventory, stock-in-trade, trade fixtures, furniture and moveable equipment and everything in general which the Tenant is obliged to repair or replace by the terms of this Lease on a replacement cost basis which insurance shall include the Landlord as a named insured as the Landlord's interest may appear, provided that any proceeds receivable in the event of loss shall be payable to the Landlord (but the Landlord agrees to make available such proceeds towards the repair or replacement of the insured property if this Lease is not terminated pursuant to any other provision hereof), in an amount of not less than the full replacement cost, with coverage against at least the perils of fire and standard extended coverage, including sprinkler leakages (where applicable), earthquake and flood; (ii) broad form boiler and machinery insurance on a blanket repair and replacement basis; (iii) business interruption insurance to an extent sufficient to allow the Tenant to meet its ongoing obligations to the Landlord and to protect the Tenant against loss of revenues; (iv) public liability and property damage insurance, including personal injury liability, contractual liability, non-owned automobile liability, employees' liability and owners' and contractors protective insurance coverage, written on a comprehensive basis with inclusive limits of not less than TWO MILLION ($2,000,000.00) DOLLARS; (v) tenant's legal liability insurance for the actual cash value of the Leased Premises; (vi) automobile liability insurance with ONE MILLION ($1,000,000.00) DOLLARS inclusive limits; (vii) plate glass insurance; and (viii) any other form of insurance as the Landlord reasonably requires.

      (b) All insurance required to be obtained by the Tenant hereunder shall be on terms and with insurers satisfactory to the Landlord acting reasonably and the amounts referred to herein are subject to increase as the Landlord may from time to time reasonably demand. The Tenant shall promptly furnish to the Landlord certified copies of such insurance policies or certificates of insurance or other evidence satisfactory to the Landlord of such insurance or any renewals thereof upon request by the Landlord. In the event of the failure of the Tenant to so insure or to furnish the Landlord with satisfactory evidence of such insurance or of the renewal thereof the Landlord may from time to time effect such insurance on behalf of the Tenant, and any premium paid by the Landlord shall be payable forthwith by the Tenant upon demand as additional rent.

9.          RIGHT TO USE COMMON FACILITIES

            Subject to the reasonable rules and regulations in this Lease and to such other and further reasonable rules and regulations as the Landlord may make from time to time pertaining to the use of the common facilities, the Tenant shall have for itself and its officers, agents and employees and for the use of its customers the non-exclusive right to use, in common with all others entitled thereto, the common facilities of the complex for their proper and intended purposes during normal business hours.

10.         UTILITIES

            The Tenant shall pay all charges, costs and rates for all utilities supplied to the Leased Premises, including heating, gas, electricity and water, and for all meters, fittings, machines, apparatus and other things used in connection with the supply and installation of such utilities, and for all work and services performed by anyone in connection therewith, and shall be responsible for paying any deposits required by any utility supplier; in the event that any utility is not separately metered, the Tenant shall pay it's share of such cost on such basis as the Landlord may determine.

11.         TENANT'S ALTERATIONS

            The Tenant shall not make any interior alterations which affect the structure of the Leased Premises or the building, including alterations for the purpose of installing any interior or exterior lighting or plumbing fixtures, or exterior decorations or painting, without the previous consent of the Landlord, such consent not to be unreasonably withheld. The Landlord may require that prior to its issuing its consent that the Tenant submit complete plans for any proposed alterations. All fixtures, improvements, installations and alterations heretofore or hereafter made, erected or installed by the Tenant or by the Landlord on behalf of the Tenant to the Leased Premises shall, at the termination of this Lease, be and become the Landlord's property without compensation therefor to the Tenant, and shall remain upon and be surrendered with the Leased Premises as part thereof without disturbance, manipulation or injury at the termination of the term. Notwithstanding anything contained in this paragraph:

      (a) The Tenant may install its usual trade fixtures in the usual manner, including freezers, provided such installation does not damage the structure of the Leased Premises or the building.

      (b) Provided that the Tenant has paid the rent hereby reserved and performed the covenants herein contained and on its part to be performed, the Tenant shall have the right, at the expiration of this Lease, to remove what is commonly regarded as strictly trade fixtures, but the Tenant shall make good any damage or injury caused to the Leased Premises that shall have resulted from such installation and removal.

      (c) The Tenant, subject to Landlord's approval which shall not be unreasonably withheld or delayed, shall be entitled to erect signs in or upon the Leased Premises as it may deem appropriate but provided that the locations, size and quantity or quality of same comply with all local municipal bylaws together with any other authority having jurisdiction over the Leased Premises, such signs shall remain the property of the Tenant and may be removed at its option, provided all damage caused by such erection or removal, if any, shall be repaired properly at the Tenant's expense.

      (d) The Landlord shall have the right at the expiration of the Lease to require the Tenant to remove all fixtures, improvements, installations and alterations heretofore or hereafter made, erected or installed by the Tenant or by the Landlord on behalf of the Tenant to the Leased Premises all at the Tenant's cost and the Tenant shall make good any damage or injury caused to the Leased Premises that shall have resulted from such installation and removal.

12.         TENANT'S COVENANTS AND AGREEMENTS

            The Tenant covenants and agrees with the Landlord as follows:

      (a) All loading and unloading of merchandise, supplies, materials, garbage, refuse and other chattels shall be made only through or by means of such doorways as the Landlord shall reasonably designate in writing from time to time.

      (b) The Tenant shall not register this Lease without the consent of the Landlord. However, upon the request of either the Landlord or the Tenant, the other shall join the execution of a memorandum or so-called short form of this Lease for the purposes of registration. The form of the document shall be subject to the approval of the Landlord's solicitors and shall be registered at the Tenant's cost.

      (c) The Landlord shall not be liable or responsible in any way for any injury of any nature whatsoever that may be suffered or sustained by the Tenant or any employee, agent or customer of the Tenant or any other person who may be upon the Leased Premises, or for any loss of or damage or injury to any property belonging to the Tenant or its employees or to any other person while such property is on the Leased Premises and in particular, but without limiting the generality of the foregoing, the Landlord shall not be liable for any damage or damages of any nature whatsoever to persons or property caused by the failure by reason of breakdown or other cause, to supply adequate drainage, snow or ice removal, or by the interruption of any public utility or service or by steam, water, rain, snow or other substances leaking into, issuing or flowing into any part of the Leased Premises or from the water, stream, sprinkler or drainage pipes or plumbing works of the same or from any other place or quarter or for any damage caused by anything done or omitted by any tenant, provided that the breakdown or other cause is remedied in a timely fashion.

            The Tenant shall not be entitled to any abatement of rent in respect of any such condition, failure or interruption of service, and the same shall not constitute an eviction;

      (d) To indemnify and save harmless the Landlord and its directors, officers, employees, agents, subsidiaries and other affiliates from all fines, suits, claims, demand and actions of any kind or nature to which the Landlord shall or may become liable for or suffer:

            (i) in connection with any matter referred to in clause (c) of this paragraph 12 unless attributable to their gross negligence; or

            (ii) by reason of any breach, violation or non-performance by the Tenant of any covenant, representation, warranty, term or provision of this Lease; or

            (iii) by reason of any injury occasioned to or suffered by any person or persons or any property resulting from any wrongful act, neglect or default on the part of the Tenant or any employee, agent or customer of the Tenant.

      (e) In the event the Tenant shall fail to pay any taxes, rates or charges payable by it under this Lease and which shall constitute a lien or charge upon the Leased Premises or upon the complex, the Landlord, after the expiration often (10) days' notice to the Tenant, within which such default shall not have been cured, may pay all or any of the same and all of such payments so made shall constitute rent payable forthwith by the Tenant. The Tenant hereby waives its right to appeal any such taxes, rates or charges unless the Landlord otherwise agrees, acting reasonably.

      (f) If the Tenant does or permits to be done or omitted upon the Leased Premises anything which shall cause an increase in the rate of any insurance upon the building or any part thereof, the Landlord may, at its option, compel the Tenant to restore the Leased Premises to the condition they were in prior to such act or permit the Tenant to continue to do such act, in which case the Tenant shall pay the Landlord the amount by which the insurance premiums in respect of the building or any part thereof shall have been so increased. It is agreed that if any insurance policy upon the building or any part thereof shall be canceled or the coverage thereunder reduced in any way by the insurer, or if such action is threatened, by reason of the use and occupation of the Leased Premises or any part thereof by the Tenant or by any assignee, sub-tenant or licensee of the Tenant, or by anyone permitted by the Tenant to be upon the Leased Premises, the Tenant shall forthwith remedy the condition giving rise to such cancellation or reduction of coverage or threatened cancellation or reduction of coverage.

      (g) If the Tenant wishes to install any electrical or other equipment which may overload the electrical or other service facilities, the Tenant shall at its own expense make whatever changes are necessary to comply with the reasonable and lawful requirements of the insurance underwriters and governmental authorities having jurisdiction, but no changes shall be made by the Tenant until the Tenant first submits to the Landlord plans and specifications for the proposed work and obtains the Landlord's written approval to make the same, such approval not to be unreasonably withheld.

      (h) The Tenant will observe such reasonable rules and regulations as the Landlord may make pertaining to the operation, reputation, safety, care or cleanliness of the complex and the Leased Premises, the operation and maintenance of the building and equipment, the use of common facilities, display of signs visible outside any premises and other matters affecting the operation of the complex and the establishing and maintaining of a suitable image to customers. The Landlord shall have the right from time to time to change such rules and regulations and shall not be responsible to the Tenant for the non-observance or violation of any such rules and regulations by any other tenant or any person.

      (i) The Tenant shall pay to the Landlord in the manner specified herein, without any deduction, set-off or abatement, all rent hereby reserved and all other amounts which are collectible by the Landlord as rent, and in the event the Tenant shall fail to pay any such amount when due and payable hereunder such amount shall bear interest at the rate of 1.5% per month (18% per annum) until paid. The Tenant shall observe and perform all terms and provisions of this Lease on its part to be observed and performed and shall not do or suffer to be done anything contrary to any term or provision hereof.

      (j) The Tenant shall, at the Tenant's sole cost and expense, comply with all laws, orders, notices, rules and regulations of all municipal, provincial, federal and other applicable governmental authorities, now in force or which hereafter may be in force, pertaining to the Leased Premises and the business carried on within, and will provide the Landlord with notice of any work order, deficiency notice, compliance order, spill or discharge of a contaminant pertaining or relating to the Leased Premises and the business carried on within and will indemnify and save harmless the Landlord from each and every demand, action, cause of action and expense, including solicitors' fees, caused by failure so to do. Landlord agrees, at its cost, to assist Tenant in such manner as is reasonable to satisfy any work orders or deficiency notices which would be required to be satisfied in order for any tenant to obtain its initial occupancy permit for the Leased Premises.

13.         LANDLORD'S COVENANTS AND AGREEMENTS

            The Landlord covenants and agrees with the Tenant as follows:

      (a) That if the Tenant pays the rent hereby reserved and performs the covenants herein on its part contained, it shall and may peaceably possess and enjoy the Leased Premises for the term hereby granted without any interruption or disturbance from the Landlord or any other person or persons lawfully claiming by, from or under it, provided that the Landlord and its agent shall have the right to enter upon the Leased Premises as reasonable times to show such premises to prospective purchasers, encumbrancers, tenants or assignees, the Landlord shall have the right within the three (3) months prior to the termination of the Lease, to place upon the Leased Premises (but not at the entrance of the Leased Premises) a notice of reasonable dimensions and reasonably placed so as not to interfere with the business of the Tenant, stating that the Leased Premises are for sale or to let, and the Tenant agrees that it will not remove such notice or permit the same to be removed.

      (b) To enforce whatever guarantee and warranties, if any, given to the Landlord in respect of the roof and outside walls, foundations and steel assembly of the building.

      (c) To repair and/or replace the paved areas provided the necessity for same does not arise due to the unreasonable use thereof by the Tenant, its agents employees or invitees, but the cost of same shall be added to the Landlord's cost as provided for herein, and shall be recoverable as additional rent.

      (d) That the Tenant is not responsible for structural maintenance or repairs of the Leased Premises, unless such repair or replacement is caused by the negligence of the Tenant, including the heating, air conditioning, electrical wiring, roofing and plumbing.

14.         DAMAGE TO LEASED PREMISES

      (a) If and whenever the Leased Premises shall be destroyed, demolished or damaged by fire or other cause to such an extent that the same shall not be capable with due diligence of being repaired, restored or rebuilt within a period of one hundred and twenty (120) days after the happening of such destruction, demolition or damage, then either the Landlord or the Tenant may terminate this Lease upon thirty (30) days' written notice to the other given within forty-five (45) days of the date of such destruction, demolition or damage, and in such event the Tenant shall thereupon immediately surrender the Leased Premises and this Lease to the Landlord and rent shall be apportioned to the date of such damage, demolition or destruction.

      (b) If the Leased Premises are destroyed, demolished or damages by fire or other cause and notice to terminate this Lease shall not have been given as provided under subparagraph (a) of this paragraph 14, the Landlord shall repair the Leased Premises, excluding the Tenant's fixtures, with all reasonable speed, and (i) if the destruction, demolition or damage is such as to render the Leased Premises wholly unfit for occupancy, all rent under this Lease shall cease from the time of the occurrence thereof until the substantial completion of repairs to the Leased Premises by the Landlord; (ii) if the destruction, demolition or damage is such that the Leased Premises can be partially used by the Tenant all rent hereunder shall be payable in accordance with the terms hereof, provided that rent payable during the whole or any part of the period during which the Leased Premises may be only partially used by the Tenant, shall abate according to the nature and extent of the destruction, demolition or damage from the time of the occurrence of such destruction, demolition or damage until the substantial completion of repairs to the Leased Premises by the Landlord; and (iii) upon the substantial completion of repairs to the Leased Premises by the Landlord all rent under this Lease shall recommence within fifteen
            (15) days, or upon the opening of the Leased Premises for business, whichever is the earlier. For greater certainty it is acknowledged and agreed that the Landlord's work herein shall be funded only by insurance proceeds, and the Landlord's work shall accordingly be delayed until its claims under such insurance have been accepted and it has received the insurer's authorization of the payment of such proceeds to it.

      (c) Any question as to the extent of damage to or destruction of the Leased Premises or the building shall be determined by the Landlord's architect whose decision shall be available to Tenant within fifteen (15) days of the date of the damage and which shall be final and binding and no appeal shall lie therefrom.

15.         RE-ENTRY BY LANDLORD

      (a) Proviso for re-entry by the Landlord on non-payment of rent or non-performance of covenants, subject to the provisions of this Lease.

      (b) If the Tenant shall fail to pay any instalment of rent or other sums payable as rent under this Lease when due and shall allow such default to continue for seven (7) days after notice of such default or if the Tenant shall fail to perform any of the other covenants, conditions or agreements in this Lease on the Tenant's part to be observed, kept or performed, and shall allow any such default to continue for seven (7) days (or such longer period as is reasonably necessary to remedy the default, provided that the correction of the default is commenced within such seven (7) day period and diligently proceeded with) following the giving by the Landlord to the Tenant of written notice of such default or if the Tenant shall without the Landlord's prior written consent fail to move into or take possession of the Leased Premises and open for business as provided in this Lease, then the term of this Lease may at the option of the Landlord and without notice to the Tenant be terminated and the term and estate hereby vested in the Tenant any and all other rights of the Tenant hereunder shall thereupon immediately cease and expire as fully and with like effect as if the entire term of the Lease had elapsed.

      (c) If the Tenant shall default in the performance of any covenant (other than any covenant to pay rent) on its part to be performed under this Lease, the Landlord may, if such default shall continue for seven (7) days following the giving by the Landlord to the Tenant of written notice of such default perform the same for the account of the Tenant, and may enter upon the Leased Premises for that purpose and shall not be liable to the Tenant for any loss or damage to the Tenant's merchandise or business caused by acts of the Landlord in so remedying the default or neglect of the Tenant. If the Landlord at any time is compelled or elects to pay any sum of money or do any act which would require the payment of any sum of money by reason of the failure of the Tenant to comply with any provisions of this Lease or if the Landlord is compelled or elects to incur any expense, including legal fees, by reason of any default of the Tenant under this Lease, the sum or sums, including legal fees so paid by the Landlord with all interest, costs and damages being deemed to be additional rent hereunder and shall be paid by the Tenant to the Landlord forthwith upon demand and upon presentation of proof of payment.

      (d) If the Landlord shall re-enter or if this Lease shall be terminated as aforesaid:

            (i) rent shall immediately become due and be paid up to the time of such re-entry or termination, together with reasonable expenses of the Landlord as set forth in clause (iv) of this subparagraph (d);

            (ii) the Landlord may re-let the Leased Premises or any part thereof, either in the name of the Tenant or otherwise, for a term or terms which may at the Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant reasonable concessions in connection therewith;

            (iii) the Landlord, at its option and in addition to any other remedy it may have, may require the Tenant, or the legal representative of the Tenant, to pay the Landlord as liquidated damages, monthly on the first day of each month following such re-entry or termination until the expiration of the period which would otherwise have constituted the balance of the terms of this Lease, any deficiency between: (a) the average of the amounts paid or payable by the Tenant as rent and additional rent for each month during the period of twelve
                  (12) months immediately preceding such re-entry or termination or for each month during the expired term hereof if less than twelve (12) months; and (b) the amount, if any, of the rent collected on account of the Lease or Leases of the Leased Premises, for each month of the period which would otherwise have constituted the balance of the term of this Lease; and

            (iv) there shall be paid forthwith by the Tenant to the Landlord such reasonable expenses as the Landlord may have incurred in connection with re-letting, including legal costs, solicitors' fees and brokerage, and the expenses of keeping the Leased Premises in good order or of preparing the same for re-letting.

      (e) In the event of a breach or threatened breach by the Tenant of any of the covenants or provisions of this Lease, the Landlord shall have the right to invoke any remedy allowed at law or in equity as if re-entry and other remedies were not provided for in this Lease. Mention in this Lease of any particular remedy shall not preclude the Landlord from any other remedy available to it at law or equity. All rights and remedies granted to the Landlord by the terms of this Lease may be enforced successively, concurrently and/or cumulatively by it.

16.         RIGHT TO DISTRESS

            The Tenant hereby covenants and agrees with the Landlord that in consideration of these presents, and of the leasing and letting by the Landlord to the Tenant of the Leased Premises for the term hereby created (and it is upon that express understanding that these presents are entered into) that notwithstanding anything contained herein or contained in the Commercial Tenancies Act (Ontario) or any other statute which may hereafter be passed to take the place of the said Act, or to amend the same, none of the goods or chattels of the Tenant at any time during the continuance of the term hereby created on the Leased Premises shall be exempt from levy by distress for rent in arrears by the Tenant as provided for by any section or sections of the said Act above-named, or any amendment or amendments thereto, and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in said section or sections or amendment or amendments thereto, the Tenant waiving, as it hereby does, all and every benefit that could or might have accrued to it under and by virtue of the said section or sections of the said Act or any amendment or amendments thereto for the above covenant.

17.         BANKRUPTCY OR INSOLVENCY OF TENANT

      (a) If the Tenant shall be adjudicated a bankrupt or adjudged to be insolvent, or a receiver or trustee of the Tenant's property and affairs shall be appointed or if the Tenant shall make an assignment for the benefit of creditors in bankruptcy or applies for the appointment of a receiver or if any execution or attachment shall be issued against the Tenant or any of the Tenant's property whereupon the Leased Premises or any portion thereof shall be taken or occupied or attempted to be taken or occupied by someone other than the Tenant and such execution, petition or attachment shall not be set aside, vacated, discharged, disputed by legal proceedings or bonded within seven (7) days after the issuance of same or if the Tenant attempts to make a bulk sale or move the bulk of its fixtures out of the Leased Premises then, in any of such events, the then current month's rent and rent for the next three (3) ensuing months shall immediately become due and be paid and this Lease may at the option of the Landlord be cancelled and terminated, whether or not the term has commenced or whether or not any rent has been prepaid. For the purpose of this Lease accelerated rent shall include all amounts payable by the Tenant as rent and additional rent and shall be calculated on the basis of the average of the amounts thereof so paid by or payable by the Tenant for each month during the period of twelve (12) months immediately preceding such termination or during the expired term of this Lease if less than twelve (12) months. If this Lease shall be so cancelled and terminated, neither the Tenant nor any person claiming through or under the Tenant by virtue of any statute or order of any Court shall be entitled to possession or to remain in possession of the Leased Premises but shall forthwith quit and surrender the Leased Premises, and the Landlord, in addition to other rights and remedies the Landlord has by virtue of any other provisions of this Lease or of any statute or rule of law, may retain on account of liquidated damages any rent, security, deposit or moneys received by it from the Tenant or other on behalf of the Tenant.

      (b) In the event of termination of this Lease under subparagraph (a) of this paragraph 17, the Landlord shall be entitled to recover forthwith from the Tenant as liquidated damages an amount equal to the amount by which:

            (i) an amount equal to the product obtained by multiplying the average of the amounts paid or payable by the Tenant as rent and additional rent for each month during the period of twelve
                  (12) months immediately preceding such termination or during the expired term of this Lease, if less than twelve (12) months, multiplied by the number of months then constituting the unexpired portion of the term in respect of which rent shall not have been paid, exceeds

            (ii) the amount of the rental value of the Leased Premises at the time of termination for the term equal to the unexpired portion of the term both of such amounts discounted at the rate of 5% per annum to present worth.

      (c) In determining the rental value of the Leased Premises for the purpose of subparagraph (b) of this paragraph 17, the rental realized by any re-letting, if such re-letting be accomplished by the Landlord within a reasonable time after termination of this Lease, shall be deemed prima facia to be the rental value.

18.         TRANSFER OF LEASE

      (a) The Tenant, without the previous written consent of the Landlord, which consent may not be unreasonably withheld, shall not assign this Lease or sublet or part with possession of the Leased Premises or any part thereof The Tenant hereby waives its right to the benefit of any present or future Act of the Legislature of Ontario which would allow the Tenant to assign this Lease or sublet the Leased Premises without the Landlord's consent. The Tenant shall not grant any concession or enter into any licence or franchise to use the Leased Premises or any part thereof.

      (b) Notwithstanding anything contained herein or contained in the Commercial Tenancies Act (Ontario) or any other statute which may hereafter be passed to take the place of the said Act, or to amend the same, the Landlord shall not be deemed to be unreasonable in withholding its consent in the event that the proposed material or substantial change in the use of the Leased Premises to now which is more injurious, as decided upon by the Landlord acting reasonably, than that of the Tenant, in which event it may arbitrarily withhold such consent, and in any event may arbitrarily withhold such consent unless and until the proposed assignee or sublessee shall have agreed in writing with the Landlord to assume and perform each of the covenants and obligations of the Tenant in this Lease insofar as the same pertain to the portion of the Leased Premises being assigned or subletted.

      (c) Notwithstanding any consent to assignment or sublease, the Tenant shall remain fully liable under this Lease and shall not be released from performing any of its covenants, obligations or agreements in this Lease and shall continue to be bound by this Lease.

      (d) If there is a permitted transfer of this Lease, either by assignment or sublet, the Landlord may collect the rents from the assignee, sub-tenant or occupant, all of the foregoing being hereinafter collectively referred to as the "Transferee", and to apply the net amount collected to the rent required to be paid pursuant to this Lease, and no acceptance by the Landlord of any payment by the Transferee shall be deemed a waiver of this covenant, or the acceptance of the Transferee as tenant, or a release of the Tenant from the further performance by the Tenant of the covenants, obligations and agreements on the part of the Tenant herein contained. Any document or consent evidencing such transfer of this Lease, if permitted or consented to by the Landlord, shall be subject to the Landlord's solicitors, acting reasonably, and all legal costs with respect thereto shall be paid by the Tenant to the Landlord forthwith upon demand as additional rent.

      (e) If the Tenant intends to effect a transfer as aforesaid, either by assignment or sublet, then and so often as such event shall occur, the Tenant shall give prior written notice to the Landlord of such intent, specifying therein the proposed Transferee providing such information with respect thereto, including without limitation, information concerning the principals thereof, and as to any credit, financial or business information relating to the proposed Transferee as the Landlord or a mortgagee requires, and the Landlord shall, within thirty (30) days after receipt of all information which is required by it, notify the Tenant in writing either that it consents or does not consent in accordance with the provisions and qualifications of this paragraph 18.

      (f) If the party originally entering into this Lease as Tenant, or any party who subsequently becomes the Tenant by way of assignment or sublease or otherwise as provided for in this Lease, is a corporation then:

            (i) the Tenant and the Indemnifier shall, upon request, provide the Landlord with such information as to the Tenant's or the Indemnifier's financial standing and corporate organization as the Landlord reasonably requires, including the most recent financial statements of the Tenant and the Indemnifier.

            (ii) The Tenant and the Indemnifier shall each provide to the Landlord financial statements prepared by an independent chartered accountant within two (2) weeks of request for same by the Landlord.

19.         LANDLORD'S ADDITIONAL RIGHTS TO TERMINATE AND RE-LET

      (a) In the event of the sale by the Landlord of the complex and to the extent that such purchaser shall have assumed the covenants and obligations of the Landlord hereunder, by written agreement made in favour of the Tenant, the Landlord shall, without further written agreement, be freed and relieved of liability upon such covenants and obligations. The Tenant shall from time to time at the request of the Landlord certify or acknowledge to any mortgagee, purchaser, lessee or assignee, as to the status and validity of this Lease and the state of the Landlord and Tenant's account hereunder.

      (b) If the Leased Premises are expropriated or condemned by any competent authority and upon payment by the Landlord to the Tenant of a pro rata share of the proceeds that Landlord has or will receive in respect of such expropriation or condemnation which are attributable to the Tenant's leasehold improvements:

            (i) the Landlord shall have the right to terminate this Lease by giving ninety (90) clear days' notice in writing to the Tenant; or

            (ii) the Landlord may require the Tenant to vacate the Leased Premises within thirty (30) days from payment by the Landlord to the Tenant of a bonus equal to three months' rent, but payment of the said bonus shall be accompanied or preceded by written notice from the Landlord to the Tenant advising of the Landlord's intent to exercise this option.

      (d) The Tenant agrees to permit the Landlord during the last three months of the term of this Lease to display "For Rent" or "For Sale" signs or both at the Leased Premises (but not at the entrance of the Leased Premises) and to show the Leased Premises to prospective new tenants or purchasers and to permit anyone having written authority of the Landlord to view the Leased Premises at reasonable hours.

20.         NOTICES

            Any written notice provided for in this Lease shall be effectually given to the Landlord by registered mail addressed to or by delivery to the Landlord at the following address:

            1249462 ONTARIO LIMITED
            1 Royal Gate Boulevard
            Woodbridge, Ontario
            L4L 8Z7
            Attention: President

and to the Tenant and/or the Indemnifier by registered mail addressed to or by delivery to the Tenant and/or Indemnifier at the Leased Premises and every such notice shall be deemed to have been given upon the day it was so mailed or delivered. Provided any notice as aforesaid may be transmitted by facsimile transmission provided the original thereof is as well sent by ordinary mail, postage prepaid, and in such event shall be deemed to have been received on that date of transmission.

21.         SUBORDINATION

            Subject to the terms of Section 5 of Schedule "C" attached hereto, this Lease and all rights of the Tenant hereunder are subject and subordinate to all mortgages, or deeds of trust or liens which may now or at any time hereafter effect the Leased Premises in whole or in part and whether or not any such mortgages or deeds of trust or liens shall affect only the Leased Premises or the complex then this Lease and the rights of the Tenant hereunder will be subject and subordinate to all advances made or to be made under the security of such mortgages, deeds of trust or liens. The Tenant covenants and agrees at any time upon notice for the Landlord to attorn to and become a tenant of any mortgagee or trustee under any such mortgage or deed of trust upon the same terms and conditions as are in this Lease. In confirmation of such subordination and agreement to attorn, the Tenant shall execute promptly upon request by the Landlord any certificates, instruments of postponement or attornment or other instruments which may from time to time be requested to give effect thereto.

22.         CONTINUATION OF LEASE

            In the event that the Tenant remains in possession of the Leased Premises after the expiration of the term without objection by the Landlord and without written agreement otherwise providing, the Tenant shall be deemed to be a tenant from month to month, and subject otherwise to the provisions of this Lease insofar as the same are applicable, except that the basic rent will be automatically increased by twenty (20%) percent. PROVIDED that if without the consent or approval of the Landlord or the acceptance of rent by the Landlord, the Tenant shall continue to occupy the Leased Premises, the Landlord may cause it to vacate without notice and with no recourse to legal proceedings and may forcibly eject the Tenant and its belongings and in exercising the foregoing right to the landlord shall not be liable to the Tenant for damages or injuries to persons howsoever caused, and the Tenant covenants and agrees with the Landlord to indemnify and save the Landlord harmless from all claims and demands of every nature and kind arising from or connected with such ejection.

23.         NON-WAIVER

            The waiver or acquiescence of the Landlord in default by the Tenant under any paragraph, subparagraph, clause or subclause of this Lease shall not be deemed to be a waiver of such paragraph, subparagraph, clause or subclause or any subsequent or other default hereunder.

24.         WORK

      (a) All work performed by the Tenant and the Landlord upon the Leased Premises shall be done in a good and workmanlike manner and with first class materials, shall accord with all applicable laws, orders, regulations and requirements of all government and other authorities having jurisdiction, shall be done in compliance with such reasonable rules and regulations as the Landlord or its agents or contractors may make, shall be done in such manner as not to interfere reasonably with any work being done by the Landlord upon the Leased Premises or in other portions of the complex, shall be subject to the reasonable supervision of the Landlord or its agents or contractors.

      (b) The Tenant shall pay promptly all sums due for materials and work supplied or done in connection with its work upon the Leased Premises so as to minimize the possibility of mechanics' liens or other similar liens being registered or claimed against any of the land of the Landlord with respect thereto. If at any time a lien in respect of materials, work or services supplied to or for the Tenant or its contractors in respect of the Leased Premises shall be registered against any of the lands of the Landlord, or notice thereof shall be given to the Landlord, or to a mortgagee or purchaser of any of the lands of the Landlord, or an action shall be commenced in respect of any such lien, or a certificate of action is registered, the Tenant shall forthwith have such registration vacated and such action discontinued. Unless such registration is vacated and such notice withdrawn or such action discontinued within fourteen (14) days of such registration, notice or commencement of action, as the case may be, the Landlord may:

            (i)   terminate this Lease by written notice to the Tenant; or

            (ii) pay, in the name of the Tenant, the amount of the lien, and costs into court, whereupon the Tenant shall forthwith pay to the Landlord the amount so paid by the Landlord plus all costs incurred by the Landlord in connection therewith.

      (c) The Tenant shall furnish to the Landlord all certificates, approvals and evidences of payment with respect to work done and installations made upon the Leased Premises that may be required by any relevant authority or may be reasonably required by the Landlord.

      (d) In the event of any dispute between the Landlord and the Tenant as to whether the provisions of subparagraphs (a), (b) and (c) of this paragraph 24 have been met, the certificate of the Landlord's architect shall be conclusive.

      (e) If an excavation shall be made upon the lands adjacent to the Leased Premises or the building, or shall be authorized to be made, the Tenant shall afford to the person making or authorized to make such excavation, licence to enter upon the Leased Premises for the purposes of doing such work as the Landlord shall deem necessary to preserve any wall of the Leased Premises or the building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnification against the Landlord or diminution or abatement of rent.

25.         RIGHTS OF ENTRY

      (a) The Landlord and any person authorized by the Landlord shall have the right to use, install, maintain and/or repair pipes, wires, ducts or other installations in, under, over or through the Leased Premises for or in connection with the supply of any services to the Leased Premises, the building or any other premises or building in the complex. Such services shall include, without limiting the generality of the foregoing, gas, electricity, water, sanitation, heat, ventilation and air-conditioning.

      (b) When necessary by reason of accident or other cause or in order to make any repairs, alterations, improvements or additions in or relating to the Leased Premises or the building or to other portions of the complex, the Landlord may cause such reasonable and temporary obstruction of common facilities as may be necessary and may interrupt or suspend the supply to the Leased Premises and the building of electricity, water and other services where necessary until such repairs, alterations, improvements or additions shall have been completed. There shall be no abatement in rent because of any such obstruction, interruption or suspension provided that such repairs, alterations, improvements or additions are made as expeditiously as is reasonably possible.

      (c) The Landlord or its agents shall have the right to enter upon the Leased Premises at all reasonable times to view the state of repair, condition and use thereof and to make such decorations, repairs, alterations, improvements or additions as it may deem advisable and the Landlord or its agents shall be allowed to take all material into and upon the Leased Premises that may be required therefor without the same constituting an eviction of the Tenant in whole or in part. The rent shall not abate while such decorations, repairs, alterations, improvements or additions are being made by reason of loss or interruption of the business of the Tenant because of the prosecution of any such work, provided that the same are made as expeditiously as is reasonably possible.

      (d) The Landlord shall not be liable to the Tenant for any interference or inconvenience caused by additional construction permitted under this Lease, provided such additional construction is carried out as expeditiously as is reasonably possible.

26.         LANDLORD'S AND TENANT'S WORK

            The Tenant's Work will be performed at the expense of the Tenant by contractors, subcontractors and workmen engaged by the Tenant. The Landlord acting reasonably shall have the right to approve the Tenant's Work and workmen prior to the commencement of any work in the Leased Premises. Any equipment supplied or work performed by the Landlord in addition to that specified in Schedule "B" specifically for the Tenant and any excess or additional cost in the Landlord's Work occasioned by the Tenant's requirements or revision to such requirements will be paid by the Tenant to the Landlord upon completion of the work and presentation of the Landlord's invoice therefore.

27.         RENEWAL

            N/A

28.         SUCCESSORS AND ASSIGNS

            It is hereby expressly agreed that these presents and all rights, advantages, privileges, powers and things hereby secured to the parties hereto shall be fully secured to, binding upon and exercisable by the respective successors and assigns, and all parties claiming by, through or under them or any of them and that all covenants, liabilities and obligations entered into by or imposed hereunder upon the parties hereto shall be equally binding upon the respective successors and assigns and wherever in these presents reference is made to "person" or "persons" such expression shall be construed to include individuals, firms, syndicates, companies, corporations and trustees and where the context may require, the singular shall include the plural and the masculine shall include the feminine and neuter. If any paragraph, subparagraph, clause or subclause in this Lease shall be judicially held invalid or unenforceable the remainder of this Lease shall be interpreted as if such paragraph, subparagraph, clause or subclause had not been included.

29.         INDEMNIFIER

            In consideration of the Landlord's accepting this offer, the Indemnifier agrees:

      (a)   To guarantee the obligations of the Tenant pursuant hereto.

      (b) To indemnify the Landlord against any losses, damages and costs incurred by the Landlord as a result of any default by the Tenant pursuant hereto.

      (c) If the Tenant fails to do so as and when required, to perform all obligations of the Tenant pursuant to the terms of this Lease.

      (d) In the event of the termination of this Lease to be executed pursuant hereto as a result of the default of the Tenant or following bankruptcy of the Tenant, at the option of the Landlord to enter into a new agreement to Lease and Lease for what would have been the balance of the Term but for such termination on the same terms as would have applied to the balance of the Term but for such termination.

      (e) To execute, withing fifteen (15) days after request by the Landlord, the Landlord's form of indemnity agreement containing, inter alia, all of the foregoing provisions, it being agreed that until execution thereof, in addition to the Landlord's other rights, the Landlord shall have such rights against the Indemnifier as if such indemnity agreement had been executed and delivered to the Landlord.

30.         DUE AUTHORIZATION

            The Landlord and the Tenant covenant that each of them has all requisite power and possesses all licences, franchises, permits, consents and other rights and authorizations necessary to enable each of them to enter into this Lease contemplated hereby. The Tenant covenants, represents and warrants that it is not a party to any agreement which would restrict or covenant which would prevent the Tenant from opening the Leased Premises for business and operating same throughout the term for the purposes set out herein.

31.         SEVERABILITY

            If any term, covenant or condition of this Lease or the application thereof to any person or circumstance is to any extent held or rendered invalid, unenforceable or illegal, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those with respect to which it is held invalid, unenforceable or illegal, is not affected thereby and continues to be applicable and enforceable to the fullest extent permitted by law.

32.         POST-DATED CHEQUES AND DEPOSIT

            Provided further that upon the execution of this Lease, the Tenant will deliver to the Landlord a series of twelve (12) post-dated cheques payable to the Landlord or according to the Landlord's direction, covering the monthly instalments of rent falling due in the first year of the term created hereunder and thereafter on or before each anniversary of the commencement date of this Lease, the Tenant will forward to the Landlord, or its nominee, a further series of twelve (12) post-dated cheques in respect of rent falling due in the next ensuing year, payable to the Landlord or according to the Landlord's direction. The Tenant hereby deposits with the Landlord the amount set out as "Deposit" in
Section 2(f), which shall be held by the Landlord without interest and applied as hereinbefore stated.

33.         FORCE MAJEURE

            Notwithstanding anything contained in this Lease, neither party shall be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease, if such default is due to any strike, lock-out, civil commotion, warlike operation, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material or service, an act of God or other cause beyond the control of such party.

34.         ALL REMEDIES AVAILABLE

            The Tenant covenants and agrees that all remedies available to the Landlord if the Tenant fails to pay rent or any instalment thereof (whether such remedies are provided by the terms of this Lease or otherwise) shall also be available to the Landlord if the Tenant fails to pay any other amount it is required to pay under the terms of this Lease.

35.         NO OTHER RELATIONSHIP

            It is understood and agreed that neither the provisions of this Lease nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

36.         TIME OF THE ESSENCE

            Time shall be of the essence of this Lease except as specified herein.

37.         AMENDMENT

            This Lease may not be modified or amended except by an instrument in writing signed by the parties hereto or by their successors and assigns.

38.         ENTIRE AGREEMENT

            This Lease constitutes the entire agreement between the Landlord and the Tenant and neither party is bound by any representation, warranty, promise, agreement or inducement not embodied herein.

39.         GOVERNING LAW

            This Lease shall be governed by and construed according to the laws of the Province of Ontario.


            IN WITNESS WHEREOF the parties hereto have hereunto executed this agreement.


LANDLORD:                    1249462 ONTARIO LIMITED


                             Per: /s/ Vic De Zen
                                 ---------------------------------------
                                  Vic De Zen
                                  President

                             I have the authority to bind the corporation.


TENANT:                      TASTY SELECTIONS INC.


                             Per: /s/ [ILLEGIBLE]
                                 ---------------------------------------
                                  President

                             I have the authority to bind the corporation.


INDEMNIFIER:                 INTERNATIONAL MENU SOLUTIONS INC.


                             Per: /s/ Michael A. Steele
                                 ---------------------------------------
                                  Michael A. Steele
                                  President

                             I have the authority to bind the corporation.

                                  SCHEDULE "A"

                                PART OF SUITE 108

                                  [FLOOR PLAN]

                                  SCHEDULE "B"

                                 LANDLORD'S WORK

The Landlord shall supply and install in a good and workmanlike manner, at the Landlord's expense, the following:

ELECTRICAL

500 mcm Tech Cable
48 x 48 x 12M.C
600 Amp Vacuum Break Switch Commander
600 Amp 600 Volt N.F. Switch
600 Amp 6' Bus Bar Trough
100 Amp 600 Volt Fusable Switch
100 Amp 600 Volt T.D. Fuses
4 x 4 x 3 Pressure Treated Wood
1 1/14 - 2h Rigid Clips
Miscellaneous Fittings
Relocation of Meter to accommodate new meter cabinet
Refeed existing 100 Amp service and disconnect all services

ROOFING

- To cut existing built up roofing and steel deck for two new wood curb housing for electrical cables complete with removable cover
- Supply and construction of two wood curbs (approximately 18" high x 12" wide x 36" long)
-     Roofing in of curbs with felts FR-40 membrane
-     Metal flashing for removable cover
-     Structural reinforcing of openings to underside of deck
-     Return trip to seal openings in curb after cables installed

DEMISING AND GENERAL

-     Install 8" block wall separating Arrow 2000 from Tenant's space
- Remove stairs located at south end of building leading to Suite 202, remove door and frame and replace with blocks
-     Remove blocks from 10' x 12' opening leading to Bakery (West Unit)

                                  SCHEDULE "B"

                                  TENANT'S WORK

1.    Construction and installation of 4,500 square foot mezzanine.

2. Repair and renovation of all plant floors - fill all crack, holes and seal.

3. Supply and install 5000 CFM air make up unit with 500 MBH heating complete includes gas piping, roof support, ductwork, electrical complete.

4.    Cutting block walls between units - 2 locations.

5. To remove flues and gas piping from 5 existing ovens and install new roof flashings and b-vent flues complete and re-pipe gas lines to the units.

6. All plumbing installation, 8 handwash stations and supply and install recessed drainage floor system for drainage.

7. Remove and/or relocate electrical conduit and fixtures and heating equipment.

                                  SCHEDULE "C"

                               SPECIAL PROVISIONS

1. In the event that the Landlord proposes to rent any premises which are adjacent to the Leased Premises, then the Landlord shall give the first right of refusal to the Tenant to lease such premises on the same terms and conditions as contained in this Lease other than the Minimum Rent which shall be the minimum rent offered by any other tenant or prospective tenant with respect to such adjacent premises as is acceptable to the Landlord as rent for such other premises, exercisable on notice within five (5) business days of receipt from the Landlord of the offer for such space, from the other prospective tenant.

2. Tenant may repay to Landlord the then indicated balance owing on the Initial Improvements as set out in Schedule D at any time following which the Tenant will no longer be required to pay Initial Improvements Rent.

3. Tenant shall, at its risk and liability, be permitted access to the Leased Premises to complete Tenant's Work following the execution of this Lease. Tenant agrees and acknowledges that during such time the Landlord will be carrying out Landlord's Work in the Leased Premises and that Landlord will be using the Leased Premises as a storage area for other tenants of the building prior to the Commencement Date.

4. Royal King Electric Limited will perform substantially all electrical work on the Leased Premises prior to the Commencement Date.

5. The Landlord shall use its best efforts to obtain a written Non-Disturbance Agreement under seal from any mortgagee or other encumbrancer of the complex who has, or may in the future have, priority to the Tenant's leasehold interest in the Leased Premises. Such Non-Disturbance Agreement shall provide that notwithstanding the exercise of any rights by any such mortgagee or other encumbrancer, so long as the Tenant is not then in default, the Tenant shall be entitled to remain undisturbed in its possession of the Leased Premises, subject to the terms and conditions of the Lease. The Tenant will not be required to subordinate or postpone this Lease nor to attorn to any mortgagee or encumbrancer unless the Landlord has obtained such Non-Disturbance Agreement.

                                  SCHEDULE "D"

                  INITIAL IMPROVEMENTS - AMORTIZATION SCHEDULE

                          LOAN AMORTIZATION SCHEDULE                 May 5, 1999
Borrower :International Menu Solutions  Description :Leasehold improvements
Lender   :1249462 Ontario Limited
Principal:       46500.00  Payment:       872.66 payable every   1 month(s)
Interest rate :  9.7500    Compounded every   1 month(s)
Start :1999/06/01   1st :1999/06/01   Last :2005/02/01   Maturity :2005/02/28

      Date                Interest           Principal             Balance
  1. 1999/06/01              0.00              872.66             45627.34
  2. 1999/07/01            365.62              501.04             45120.30
  3. 1999/08/01            373.66              499.00             44621.31
  4. 1999/09/01            369.53              503.13             44118.18
  5. 1999/10/01            353.53              519.13             43599.05
  6. 1999/11/01            361.06              511.60             43087.45
  7. 1999/12/01            345.27              527.39             42560.06
  8. 2000/01/01            352.46              520.20             42039.86
  9. 2000/02/01            347.20              525.46             41514.40
 10. 2000/03/01            320.65              552.01             40962.39
 11. 2000/04/01            338.30              534.36             40426.03
 12. 2000/05/01            323.07              549.59             39878.44
 13. 2000/06/01            329.35              543.31             39335.12
 14. 2000/07/01            314.34              558.32             39776.80
 15. 2000/08/01            320.25              552.41             38224.39
 16. 2000/09/01            315.69              556.97             37667.41
 17. 2000/10/01            301.01              571.65             37095.76
 18. 2000/11/01            306.36              566.30             36529.47
 19. 2000/12/01            291.92              580.74             35948.73
 20. 2001/01/01            296.89              575.77             35372.96
 21. 2001/02/01            292.94              579.72             34793.24
 22. 2001/03/01            260.15              612.51             34180.73
 23. 2001/04/01            283.07              589.59             33591.13
 24. 2001/05/01            269.17              603.49             32987.65
 25. 2001/06/01            273.19              599.47             32388.18
 26. 2001/07/01            259.53              613.13             31775.05
 27. 2001/08/01            263.14              609.52             31165.53
 28. 2001/09/03            258.10              614.56             30550.97
 29. 2001/10/01            244.81              627.95             29923.12
 30. 2001/11/01            247.81              624.85             29298.27
 31. 2001/12/01            234.77              637.89             28660.38
 32. 2002/01/01            237.35              635.31             28025.07
 33. 2002/02/01            232.09              640.57             27384.50
 34. 2002/03/01            204.76              667.90             26716.60
 35. 2002/04/01            221.25              651.41             26065.19
 36. 2002/05/01            208.87              663.79             25401.40
 37. 2002/06/01            210.36              662.30             24739.10
 38. 2002/07/01            198.24              674.42             24064.68
 39. 2002/08/01            199.29              673.37             23391.31
 40. 2002/09/01            193.71              678.95             22712.36
 41. 2002/10/01            182.00              690.66             22021.70
 42. 2002/11/01            182.37              690.29             21331.42
 43. 2002/12/01            170.93              701.73             20629.69
 44. 2003/01/01            170.84              701.82             19927.87
 45. 2003/02/01            165.03              707.63             19220.25
 46. 2003/03/01            143.71              728.95             18491.30
 47. 2003/04/01            153 14              719.52             17771.77

                          LOAN AMORTIZATION SCHEDULE                 May 5, 1999
Borrower :International Menu Solutions  Description :Leasehold improvements
Lender   :1249462 Ontario Limited
Principal:       46500.00  Payment:       872.66 payable every   1 month(s)
Interest rate :  9.7500    Compounded every   1 month(s)
Start :1999/06/01   1st :1999/06/01   Last :2005/02/01   Maturity :2005/02/28

      Date                Interest           Principal             Balance
 51. 2003/08/01            128.93              743.73             14824.29
 52. 2003/09/01            122.77              749.89             14074.40
 53. 2003/10/01            112.78              759.88             13314.52
 54. 2003/11/01            110.26              762.40             12552.13
 55. 2003/12/01            100.58              772.06             11780.05
 56. 2004/01/01             97.56              775.10             11004.94
 57. 2004/02/01             90.89              781.77             10223.17
 58. 2004/03/01             78.96              793.70              9429.47
 59. 2004/04/01             77.88              794.78              8634.69
 60. 2004/05/01             69.00              803.66              7831.03
 61. 2004/06/01             64.67              807.99              7023.05
 62. 2004/07/01             56.12              616.54              6206.51
 63. 2004/08/01             51.26              821.40              5385.11
 64. 2004/09/01             44.47              828.19              4556.92
 65. 2004/10/01             36.42              836.24              3720.68
 66. 2004/11/01             30.73              841.93              2878.75
 67. 2004/12/01             23.00              849.66              2029.09
 68. 2005/01/01             16.76              855.90              1173.19
 69. 2005/02/01              9.72              862.94               310.24
 70. 2005/02/28              2.24               -2.24               312.48

     Total               14026.02            46187.52

                               INDEMNITY AGREEMENT

            THIS AGREEMENT, dated June 15, 1999, between:

                        INTERNATIONAL MENU SOLUTIONS INC.

                               (the "Indemnifier")

                                                               OF THE FIRST PART

                                     - and -

                             1249462 ONTARIO LIMITED

                                (the "Landlord")

                                                              OF THE SECOND PART

            WHEREAS the Indemnifier and the Tenant have requested the Landlord to enter into a lease (the "Lease") dated June 15, 1999, between it as landlord and TASTY SELECTIONS INC. as tenant (the "Tenant") relating to premises (the "Premises") in the property known as PART OF SUITE 108, 350 CREDITSTONE ROAD, VAUGHAN, ONTARIO and the Landlord has agreed to do so only if the Indemnifier executes and delivers this agreement under seal in favour of the Landlord;

            NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Indemnifier), the Indemnifier hereby agrees with the Landlord as follows:

1.    (a)   the Indemnifier shall indemnify and save the Landlord harmless from all reasonable and actual damages, losses and costs incurred by the Landlord if, during the period which is expressed by Section 4 of the Lease to be its term, or any renewal thereof, the Landlord does not receive any amount payable by the Tenant under the Lease for such period which, if the Lease were in full force and effect and good standing, would be payable under the Lease;

      (b) if the Tenant defaults in the payment of any amount payable under the Lease or in the due performance of any other obligation of the Tenant under the Lease and the Tenant fails to cure such default in accordance with the terms of the Lease the Indemnifier shall forthwith upon written demand by the Landlord pay to the Landlord any amount so payable and all reasonable and actual damages, losses and costs that may arise upon the default by the Tenant in the payment thereof or in the due performance of any such obligation; provided the Landlord has complied with the covenants contained in
            Section 2 hereof;

      (c) the Indemnifier shall be jointly and severally bound with the Tenant to the Landlord for the performance of the obligations of the Tenant under the Lease, and its liability shall be that of a direct and primary obligor and not merely that of a surety;

      (d) if the Tenant defaults under the Lease and the Tenant fails to cure such default in accordance with the terms of the Lease the Landlord may proceed against the Indemnifier as if it were the Tenant, provided the Landlord has complied with the covenants contained in
            Section 2 hereof, without waiving any of its rights against the Tenant and without any requirement that the Landlord shall first have proceeded against the Tenant or had recourse to or exhausted any of its remedies against the Tenant;

      (e) subject to Section 2 hereof, the obligations of the Indemnifier and the rights of the Landlord hereunder shall not be affected or in any way prejudiced or impaired by any delay, neglect or forebearance by the Landlord in enforcing performance by the Tenant of its obligations under the Lease or by the granting by the Landlord to the Tenant of any extension of time or by any waiver by the Landlord of any of the Tenant's obligations or by any assignment or sublease or other dealing by the Tenant with the Lease or the premises whether with or without the consent of the Landlord or by any want of notice to the Indemnifier or by any dealing between the Landlord and the Tenant with or without notice to the Indemnifier whereby the respective obligations and rights of either the Landlord or the Tenant are amended, or by any other act or failure to act by the Landlord which would release, discharge or affect the obligations of the Indemnifier if it were a mere surety, and with the intent that this indemnity shall not be released or affected or the rights of the Landlord hereunder in any way impaired (except as otherwise provided herein) until such time as all the obligations of the Tenant under the Lease have been fully performed and satisfied;

      (f) the obligations of the Indemnifier shall not be released, discharged or affected by the bankruptcy or insolvency of the Tenant or any proposal made by it to its creditors or any repudiation of the Lease pursuant to the Bankruptcy and Insolvency Act (Canada), or any successor or similar legislation including the Companies' Creditors Arrangement Act (Canada), or any disclaimer by any trustee in bankruptcy of the Tenant or by the Tenant ceasing to exist (whether by winding-up, forfeiture, cancellation or surrender of charter, or any other circumstance) or by any event terminating the Lease including a re-entry or termination pursuant to the terms of the Lease; if a re-entry or termination shall occur under any such provisions the Landlord may require the Indemnifier to enter into a lease of the premises as a tenant upon the terms and conditions of the Lease and for the unexpired residue of the term of the Lease;

      (g) the obligations of the Indemnifier hereunder may be assigned by the Landlord, will benefit and be enforceable by the successors and assigns of the Landlord and shall bind the heirs, executors and legal representatives and the successors and assigns of the Indemnifier; and

      (h) this agreement shall be governed by the laws of the Province of Ontario.

2. The Landlord hereby covenants and agrees to and with the Indemnifier that, following its receipt of written notice from the Indemnifier that the Indemnifier is not a "non-arms length" party to the Tenant (as the term "non-arms length" is defined in the Income Tax Act (Canada)), it shall:

      (a) simultaneously with the giving of any notice of default to the Tenant, provide the Indemnifier with notice of any such default;

      (b) not terminate or surrender the Lease for any reason without giving the Tenant prior written notice of its intention to terminate or surrender the Lease;

      (c) the Landlord will, simultaneously with the giving of any notice of default to the Tenant, provide the Indemnifer with notice of any such default and will grant to the Indemnifier the right to cure any such default within the cure provisions set out in the Lease; and

      (d) not amend, vary or assign the Lease in any way whatsoever without obtaining the prior written consent of the Indemnifier and any such notice requesting consent shall contain details satisfactory to the Indemnifier, acting reasonably, with respect to such amendment, variation or assignment.

3. In the event of re-entry and/or termination of the Lease, any net payments received by the Landlord, after deducting all reasonable costs and expenses of re-entry and reletting the Premises, shall be credited from time to time to the account of the Indemnifier to compensate the Indemnifier for (but not exceed) any amounts it paid to the Landlord in connection with its indemnification of the obligations of the Tenant.

4. No modification of this Indemnity Agreement shall be effective unless it is in writing and is executed or initialed by both the Indemnifier and the Landlord.

            The Indemnifier acknowledges receipt of an executed copy of the Lease and covenants, represents and warrants that it has full power, capacity and authority to enter into this agreement and to perform its obligations hereunder and that the person(s) who have executed this agreement on behalf of the Indemnifier have the authority to bind the Indemnifier. Whenever any reference is made herein to the Lease or the obligations of the Tenant thereunder, such reference shall be deemed to include any and all agreements and instruments executed by the Tenant concurrently with the Lease or pursuant thereto and which relate to the Premises, and shall be deemed to include the Tenant's obligations under such agreements and instruments, including. without limitation any agreement with respect to the work to be performed by the Tenant or by the Landlord on its behalf with respect to the construction of leasehold improvements and fixtures in the Premises.

            IN WITNESS WHEREOF the Indemnifier has executed this agreement under seal.

SIGNED, SEALED and DELIVERED    )    1249462 ONTARIO LIMITED
in the presence of              )
                                )
                                )    By:    /s/ Vic De Zen
----------------------------    )           -----------------------------------
                                )
                                )    Title: President
                                )           -----------------------------------
                                )
                                )
                                )    INTERNATIONAL MENU SOLUTIONS INC.
                                )
                                )
                                )    By: /s/ Michael A. Steele
----------------------------    )           -----------------------------------
                                )
                                )    Title: President
                                )           -----------------------------------
                                )

                                     [LOGO]
                            Jovien Associates Limited
                    A Member of the Royal Group of Companies

February 24, 1999

NorBakco Ltd.
350 Creditstone Road.
Concord, Ontario
L4K 3Z2

Attention: Larry Hoffman
RE: Available Space for Rent

Confirming our conversation with Ron Goegan this afternoon, please find detailed below a detailed breakdown of rent rates for the office and industrial space.

                                                                     Estimated
                           Unit #    Area         Base Rent            T.M.I.     Monthly Amount   G.S.T.   Total Monthly Rent
                           ------    ----         ---------            ------     --------------   ------   ------------------
Second Floor:
Offices
                           202       4,034   Yr. 1  $6.75/sq.ft.    $4.25/sq.ft.     $3,697.83    $258.85       $3,956.68
                                             Yr. 2  $6.75/sq.ft.
                                             Yr. 3  $7.25/sq.ft.

   Reception (Common - 2nd fl.)        606   Yr. 1  $1.25/sq.ft.    $4.25/sq.ft.      $ 493.17    $ 34.52        $ 527.69
   Reception (Common - 1st fl.)        470   Yr. 2  $1.25/sq ft.
        Total Reception:       1,076 sq.ft.  Yr. 3  $1.75/sq.ft.

Term for office space to be for three years with option to extend to Feb. 28, 2005. Right of first refusal for west offices (suite 203). Exterior glass will be cleaned and carpet steam cleaned by us. Ground floor reception allowed, unless other office space is leased to another tenant at which time a 30 day notice will be given to relocate reception to second floor.

TIMING OF LEASE TO MATCH WITH NORBAKCO LEASE

Industrial Space:                                                                                                           TIMING
(As is - broom swept)         12,606 sq.ft.  Yr. 1  $3.50/sq.ft.    $3.50/sq.ft.     $7,353.50    $514.75       $7,868.25   OF LEASE
                                             Yr. 2  $3.75/sq.ft.                                                            TO MATCH
                                             Yr. 3  $4.00/sq.ft.                                                            WITH
                                             Yr. 4  $4.25/sq.ft.                                                            NORBAKCO
                                             Yr. 5  $4.50/sq.ft.                                                            LEASE
                                             Yr. 6  $4.50/sq.ft.

March rent will be base rent free for the Industrial space. We will contribute up-to $3,500 towards electrical improvements and drainage with excess work billed to NorBakco Ltd., and due on completion.

Should you require any further information, please call Ron Goegan or myself at your earliest convenience. A copy of the ground floor and second floor plan is enclosed for your referral.

                                         SUBJECT TO CLEARING ELECTRICAL CAPACITY

Yours Truly,                             OK /s/ Larry Hoffman

/s/ Tony Marziliano                      LARRY HOFFMAN
                                         PRESIDENT
Tony Marziliano
                                         /s/ [ILLEGIBLE]
Property Manager

cc. Ron Goegan
    Frank Montesanti

            1 Royal Gate Blvd., Woodbridge, Ontario, Canada L4L 8Z7
                    Tel.: (905) 264-0703 Fax: (905) 264-0704

THIS LEASE made this __ day of February, 1995.

BETWEEN:

              ALCONE HOLDINGS LTD.
              a company incorporated under the laws of the Province of Ontario, hereinafter called the "Landlord" of the FIRST PART.

              - AND -

              THORNHILL BAKERY LIMITED
              a company incorporated under the laws of the Province of Ontario, hereinafter called the "Tenant" of the SECOND PART.

            WHEREAS the Landlord is the owner of a property and building thereon located at the municipal address of 350 Creditstone Road, City of Vaughan in the Province of Ontario (hereinafter referred to inclusively as the "Building") and certain premises thereof being Unit #D, consisting of ground floor office and plant area representing approximately thirty-four thousand (34,000) square feet as set out in red on Schedule "A" being a plan of the first floor of the Building (hereinafter said Unit being referred to as 'Unit D", and said Unit D along with additional premises which the Tenant may lease hereunder being referred to as the 'Premises");

            NOW THEREFORE WITNESSETH that in consideration of the promises and mutual covenants and agreements herein contained the parties hereto agree as follows:

SECTION 1.00 - LEASE OF PREMISES

1.01 DEMISE - NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the rents reserved hereunder and the terms, covenants, obligations and stipulations, conditions and agreements contained herein, the Landlord hereby leases the Premises to the Tenant and the Tenant hereby leases the Premises from the Landlord (hereinafter referred to as the "Lease").

1.02 TERM - The Tenant shall have and hold the Premises for and during a term of ten (10) years commencing on the 1st day of March, 1995, (hereinafter called the Commencement Date) and thenceforth next ensuing and to be fully completed and ended on the 28th day of February, 2005, as may be extended by and subject to any rights of renewal hereunder (hereinafter referred to as the "Term").

1.03 OPTION TO RENEW - The Tenant shall have the option to renew the Lease for two (2) further periods of five (5) years at a rental rate to be negotiated at then market value for premises of similar size, usage and nature, provided that the Tenant gives notice to the Landlord, in writing, of its desire to exercise the said option at least six (6) months prior to the end of the Term. In the event that an agreement is not reached as aforesaid, the rental rate shall be set by arbitration in accordance with the Arbitration Act of Ontario, which determination shall be binding on both parties. The arbitration committee shall consist of three (3) arbitrators, with one (1) each to be appointed by the Landlord and the Tenant, and the third to be agreed upon by both arbitrators. There shall be no further right of renewal.

1.04 ACCESS PRIOR TO COMMENCEMENT DATE - The Tenant shall be entitled to access to Premises from the 15th of January, 1995 (hereafter referred to as the "Occupancy Date"), provided Premises is demised and available for occupancy, and with occupancy prior to the Commencement Date to be rent free. Should the Tenant require possession earlier than the Occupancy Date, the parties agree that the Commencement Date may be adjusted to an earlier date.

1.05 PRO-RATED RENT - The Tenant shall pay all rent due hereunder calculated on a per diem basis, from the Commencement date, determined in accordance with the foregoing and following, if the Commencement Date is not the first day of a month to the first day of the month next following, on the Commencement Date.

1.06 RIGHT OF FIRST REFUSAL - The Tenant shall have a right of first refusal to lease additional space to the west of Unit D in the amount of twenty-three thousand (23,000) square feet. If and when such space becomes available the Tenant shall have the right to acquire same at the fair market rent of similar space at the time it becomes available. The term applicable to such space shall coincide with the balance of the Term left on the lease of Unit D and shall contain the same options of renewal as contained in that lease. If the said additional space does not become available within four and a half years of the start of the lease of Unit D, then the Tenant shall have an option exercisable within the first five (5) years of the term of the lease of Unit D, to lease alternative adjacent premises to the immediate east of Unit D, consisting of approximately eleven thousand (11,000) square feet exclusive of office and showroom space (hereinafter referred to as the "Eastern Space"), exercisable by notice in writing from the Tenant no later than six (6) months prior to the end of the five (5) year option period. The lease of the Eastern Space would be at the fair market rent of similar space at the time of exercise of such option and would be for a five (5) year term to coincide with the balance of the term of the premises (Unit D) and shall contain a right of further renewal for two (2) more five year terms exercisable in tandem with the option to renew on the premises (Unit D) and upon the same rental terms as established in Section 1.03 herein. In the event that the Landlord does not or cannot grant to the Tenant a lease to the Eastern Space in accordance with this option, then the Tenant shall be permitted, at its option, to terminate its lease of Unit D at any time, provided the Tenant gives at least six (6) months' advance written notice of such termination.

SECTION 2.00 - RENT

2.01 BASE RENT - From and after the Commencement Date the Tenant shall pay to the Landlord in lawful money of Canada, without deduction, abatement or set-off whatsoever, an annual net rent (hereafter referred to as the "Base Rent") as follows.

            (a) From March 1st, 1995 to February 28th, 1996, the annual net rental shall be the sum of two dollars and seventy-five cents ($2.75) per square foot per annum, being determined as ninety-three thousand five hundred dollars ($93,500.00), payable in equal monthly instalments of seven thousand seven hundred and ninety-one dollars and sixty-six cents ($7,791.66), plus G.S.T.;

            (b) From March 1st, 1996 to February 29th, 1997, the annual net rental shall be the sum of three dollars ($3.00) per square foot per annum, being determined as one hundred and two thousand dollars ($102,000.00), payable in equal monthly instalments of eight thousand five hundred dollars ($8,500.00), plus G.S.T.;

            (c) From March 1st, 1997 to February 28th, 1998, the annual net rental shall be the sum of three dollars and twenty-five cents ($3.25) per square foot per annum, being determined as one hundred and ten thousand five hundred dollars ($110,500.00), payable in equal monthly instalments of nine thousand two hundred and eight dollars and thirty-three cents ($9,208.33), plus G.S.T.;

            (d) From March 1st, 1998 to February 28th, 1999, the annual net rental shall be the sum of three dollars and seventy-five cents ($3.75) per square foot per annum, being determined as one hundred and twenty-seven thousand five hundred dollars

                  ($127,500.00), payable in equal monthly instalments of ten thousand six hundred and twenty-five dollars ($10,625.00), plus G.S.T.;

            (e) From March 1st, 1999 to February 29th, 2000, the annual net rental shall be the sum of four dollars ($4.00) per square foot per annum, being determined as one hundred and thirty-six thousand dollars ($136,000.00), payable in equal monthly instalments of eleven thousand three hundred and thirty-three dollars and thirty-three cents ($11,333.33), plus G.S.T.;

            (f) From March 1st, 2000 to February 28th, 2001, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.;

            (g) From March 1st, 2001 to February 28th, 2002, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.;

            (h) From March 1st, 2002 to February 28th, 2003, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.;

            (i) From March 1st, 2003 to February 29th, 2004, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.;

            (j) From March 1st, 2004 to February 28th, 2005, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.

2.02 ADDITIONAL RENT - Tenant acknowledges that this is a net lease carefree of all expenses to the Landlord, and the Tenant therefore covenants to be responsible and pay for, and of which sums the Landlord shall be entitled to charge to the Tenant, a monthly fee which shall include the following:

            (i) water and sewer charges (unless separately metered); all real estate taxes; outside maintenance including driveways, trucking and parking areas; lawn and shrubbery maintenance; snow removal and fire insurance premiums; and any other expenses of whatever nature traceable to the Tenant's use and/or occupation of the Premises including but not limited to any and all utility charges (hydro and gas), telephone charges, business taxes, local improvement charges, and heating, ventilation and air conditioning, to the extent such are not separately metered and/or assessed; and,

            (ii) a reasonable apportionment of expenses incurred in managing, maintaining and insuring the Building and for structural and common area maintenance thereof, along with the Landlord's administration charge of fifteen percent (15%) of all such expenses;

as apportioned to the Tenant according to the proportion the square footage of the Premises bears to the square footage of the Building, all of which sums (hereafter referred to as "Additional Rent") including G.S.T. thereon shall be estimated by the Landlord for each year of the Term with notice thereof to be provided to the Tenant by 31st of December of the preceding year of the Term (except for the first year) and one-twelfth (1/12) of such estimate shall be payable by the Tenant as Additional Rent every month during a year of the Term; the Landlord shall reconcile the actual expenses compared to such estimated expenses by the 31st of March of the year following a year of the Term, shall provide such reconciliation to the Tenant, and shall either demand from the Tenant any underpayment which shall be payable immediately upon notice thereof or return to the Tenant any overpayment; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease. For the first year of the Term the estimated annual Additional Rent shall be the sum of sixty-six thousand and three hundred dollars ($66,300,00) being a monthly payment of five thousand two hundred and twenty-five dollars ($5,525.00), plus G.S.T., where the Landlord warrants and represents that for the first year of the Term such Additional Rent shall not exceed the aforementioned estimate and such Additional Rent shall be adjusted once the Tenant receives its own water meter.

2.03 PREPAID RENT - It is acknowledged that the Tenant has paid the sum of thirty-three thousand eight hundred and three dollars and eight cents ($33,803.08) to be applied towards payment of the first and last month's Base Rent and Additional Rent for the Term herein, (where Additional Rent for the last month of the Term has been estimated as five thousand five hundred and twenty-five dollars ($5,525.00), plus G.S.T), including G.S.T. on such sums. Last Month Feb. 2005 $16,901.54

2.04 PAYMENT DATE - The Tenant is to pay Base Rent and Additional Rent on the first day of each month during the Term.

2.05 POST DATED PAYMENTS - The Tenant is to provide in advance twelve (12) post-dated cheques for every month for Base Rent and Additional Rent for a year of the Term no later than March 1st of every year of the Term.

2.06 RENT FREE PERIODS - Notwithstanding the aforementioned, the Landlord agrees to provide to the Tenant four (4) months during which Base Rent is not payable, being the months of March, April, May and June of 1995, provided during such period the Tenant shall remain responsible for Additional Rent, notification of all proper authorities as to utility hookup and payment for utility charges as separately metered, business taxes, and all other responsibilities hereunder this Lease.

2.07 FITTINGS, FIXTURES & PARTITIONS - Subject to the terms of this Lease and to the written approval of the Landlord, which approval shall not be arbitrarily withheld, the Tenant may, at its own expense, install any fittings, fixtures and partitions that may be necessary for the operation of its business, from time to time during the Term. Upon the date of this Lease the Landlord hereby approves of the Tenant's installation of fittings, fixtures and partitions, installed to date subject to inspection thereof by the Landlord's expert to determine compliance of the Tenant's installations with applicable laws, rules and regulations governing same, for which any noncompliance the Tenant shall bear the cost of required rectification.

SECTION 3.00 - TENANT'S COVENANTS

3.01 COVENANT FOR RENT - The Tenant covenants to pay Base Rent and Additional Rent as rent due under this Lease.

3.02 TENANT TO PAY BUSINESS TAXES - The Tenant shall pay and discharge on or before the due date when the same or the instalments for same become due all business taxes levied on his business.

3.03 OBLIGATION TO REPAIR - The Tenant covenants with the Landlord that, throughout the Term, the Tenant shall maintain and repair the interior of the Premises and keep all fixtures and equipment therein in good order and same state of repair as at the commencement of the Lease, reasonable wear and tear, damage by fire, lightning and tempest only excepted.

3.04 COMPLIANCE WITH STATUTES, ETC. - The Tenant shall comply promptly with the requirements of every applicable statute, law and ordinance, and with every applicable lawful regulation and order with respect to the placement or removal of any encroachment erected by Tenant or to the condition, equipment, maintenance, use or occupation of the Premises and to comply with the applicable regulation or order of the Canadian Underwriter's Association, or of any body having similar functions, or of any liability or fire insurance company by which the Tenant and/or Landlord may be responsible for the condition, operation, maintenance and management of the Premises, it shall be the responsibility of the Tenant to obtain all necessary municipal licenses and approvals of whatever nature related to its use and occupancy of the Premises, including an occupancy permit to carry on its business and operations in or on the Premises in accordance with the use provided herein this Lease and as permitted by municipal by-laws. It shall further be the responsibility of the Tenant to obtain any and all necessary permits to carry on its business in or on the Premises, including any permits, licenses or inspections as required by relevant authorities governing such business or use. Provided that if a municipality makes a charge against the Tenant or against the Premises by reason of the Tenant failing to observe the requirements of any municipal or provincial by-law or regulation, the Tenant shall pay such charge and if the Tenant fails to do so upon request, the Landlord may pay the amount of such charge and recover the amount so paid in the same manner as rent in arrears and with like powers or distress.

3.05        ENVIRONMENTAL COMPLIANCE -

      For the purposes of this section, the following terms shall have the following meanings respectively:

            (i) "Contaminant" includes, but is not limited to, any pollutants, dangerous substances, liquid waste, industrial waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants including any of the foregoing defined in any Environmental Law having jurisdiction over the Premises;

            (ii) "Environmental Activity" means any activity, event or circumstances in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatments, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or ground water;

            (iii) "Environmental Laws" means any and all current and future applicable international, federal, provincial or municipal laws, bylaws, statutes, regulations, policies, guidelines, orders or judgments, relating to the environment, or any Environmental Activity as it relates to the Premises; and,

            (iv) "Release" includes release, spill, pump, escape, leach, dispose of, infuse, introduce, discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, or similar.

      In addition to any other provision herein this Lease, the Tenant covenants, represents and warrants during the course of the Term that it shall not permit the Release of any of the Contaminants into the environment or municipal services as the result of any Environmental Activity conducted by the Tenant or those persons for whom it is responsible in law, on the Premises or Building, and that it shall comply with all Environmental Laws in effect from time to time. The Tenant shall upon the Landlord's request provide a plan for waste handling and disposal for dealing with the Contaminants and/or Environmental Laws, or a contingency plan for dealing with Contaminant Release should such occur. The Landlord may specify the location or locations in which Contaminants are to be kept on the Premises.

      The Tenant warrants and represents, that to the best of the Tenant's knowledge after having made and continuing to make all due enquiries and investigations respecting same, and as follows that:

      (a) the Tenant and its respective processes and undertakings have been, are and continue to be in strict compliance with all Environmental Laws;

      (b) the Tenant has received no notice of non compliance with, requisition or order made under, the Environmental Laws and does not know of or have reasonable grounds to know of any acts, matters or things which would, or may, give rise to the aforementioned notice, requisition or order being issued in respect of any of the Tenant's activities or proposed activities, businesses or operations;

      (c) the Tenant has at no time been prosecuted to conviction for an offence of non compliance with any Environmental Laws or settled any such prosecution short of conviction; and,

      (d) for the duration of the Lease to notify the Landlord immediately of the nature and extent of any such Release if such should or could possibly occur and to undertake any reasonably necessary remedial action related thereto as the Landlord may direct.

      The Tenant further covenants and agrees to indemnify and save harmless and shall keep indemnified and continue to save harmless the Landlord from and against any liability, actions, suits, damages (including lost profits, consequential damages, interests, penalties, fines or monetary sanctions, and all legal and expert fees related thereto), losses, costs and expenses incurred or suffered by the Landlord by reason of or resulting from or in connection with, or arising in any manner whatsoever out of the Release of the Contaminants, breach of Environmental Laws, or breach of any warranty or covenant or the inaccuracy of any representation of the Tenant contained or referred to herein, if such Release of Contaminants or breach of Environmental Laws has been caused by the Tenant or those persons for whom it is responsible in law. This covenant shall remain in effect notwithstanding the expiry or termination of this Lease.

3.06 RIGHT TO INSPECTION - The Tenant shall permit the Landlord and its officers, agents, servants, employees and contractors upon reasonable notice and during business hours and in the presence of a duly authorized representative of the Tenant, during the Term to enter the Premises to inspect and examine the condition thereof, or for the purpose of making any repairs or work in this Lease required or permitted to be done, and:

            (i) where upon notice in writing given by the Landlord to the Tenant of any want of repair for which the Tenant is liable under the terms hereof, the Tenant shall rectify and make good any such defect in such manner as the Landlord shall direct within a reasonable time from the delivery of the notice; provided that if the Tenant shall not repair according to notice in writing as herein provided, the

                  Landlord may enter upon the Premises (without being liable for any disturbance or damage so caused) and may do such repairs and of which the cost thereof the Landlord shall be entitled to charge to the Tenant who shall pay such forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease; and,

            (ii) where in the opinion of the Landlord there exists on the Premises any condition, matter or thing which is reasonably likely to lead to a breach of section 3.05 hereof the Landlord and its agents may conduct such audits, investigations, tests and surveys as it deems necessary to assess the nature and extent of the breach or likely breach and the completion of necessary remedial action therefor, that the Landlord at its option may either cause the Tenant to undertake in accordance with subsection 3.06(i) hereof or which the Landlord shall undertake, and of which the cost thereof the Landlord shall be entitled to charge to the Tenant who shall pay such forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease. If no breach of s. 3.05 is so found the Landlord shall bear the costs of such audits, investigations, tests, and surveys.

3.07 SURRENDER OF LEASED PREMISES - At the expiration or earlier termination of the Term the Tenant shall peaceably surrender and yield up to the Landlord the Premises, in a broom swept condition only reasonable wear and tear excepted, shall remove any Contaminants and shall take all reasonably necessary remedial action with regard to any Released Contaminants or for conformance to Environmental Laws (where "Contaminant", "Release" and "Environmental Laws" are as defined in clause 3.05) as required by the Landlord, and if so required by the Landlord, the Premises shall be restored to their original condition in the event of any alterations made thereto. Where any restorations are to be made to the ceiling of the Premises such work shall be carried out by the Landlord at the Tenant's expense.

3.08 REMOVAL OF TRADE FIXTURES - At any time within thirty (30) days prior to the expiration of the Term the Tenant, if not in default under this Lease, may and at the request of the Landlord shall, remove from the Premises at its cost all its movable trade fixtures, furniture, equipment and Tenant's work (other than rugs, carpeting, floor coverings and leaseholds attached in any way to the Premises) not affixed to the Premises, provided that the Tenant surrenders the Premises in substantially the same condition as at the Commencement Date and the Tenant shall repair any damage to the Premises and the Building which may be occasioned by such removal. On the expiration of the Term all such movable trade fixtures, furniture, equipment and Tenant's work not so removed shall be deemed to have become the property of the Landlord.

3.09 EXHIBIT LEASED PREMISES - Upon reasonable notice and during business hours during the Term the Landlord may exhibit the Premises to prospective purchasers or mortgagees of the Building and during the six (6) months prior to expiration of the Term, the Landlord may exhibit the Premises to prospective lessees.

3.10 ASSIGNMENT AND SUBLETTING - The Tenant will not assign, set over, transfer, sublet or sublease, hypothecate, encumber or in any way deal with or part with, the whole or any part of the Term or Premises, without written consent first being obtained from the Landlord, but such consent shall not be unreasonably or arbitrarily withheld, or delayed provided, however, and it is made a condition to the giving of such consent that:

            (i) The Tenant shall deliver to the Landlord a written request to such assignment, sublease, etc. together with a copy of the proposed assignment or sublease and shall provide the Landlord with such information as the Landlord may reasonably require with respect to the business and financial responsibility and standing of the proposed assignee or sub-lessee;

            (ii) Any assignee or sub-lessee of this Lease shall agree in writing to assume and perform all of the terms, covenants, obligations and stipulations, conditions and agreements by this Lease imposed upon the Tenant herein in the form to be approved by the solicitor for the Landlord; and,

            (iii) No assignments or sublease shall in any manner release the
                  Tenant from its covenants and obligations hereunder.

3.11 USE OF PREMISES - The Tenant shall occupy the Premises throughout the Term solely for the purpose of conducting thereon the business of a bakery, and packaging and distribution of products and services associated therewith.

3.12 INSURANCE - The Tenant shall take out and maintain at its sole cost and expense and in the names of the Tenant and the Landlord (and the Landlord's mortgagee, if required by the Landlord) as their respective interests may appear, insurance coverage of not less than one million dollars ($1,000,000.00) including without limiting the generality of the foregoing, contents insurance, property damage insurance, third party liability insurance, business interruption insurance and legal liability insurance, or in such amount or amounts as the Landlord may reasonably from time to time stipulate. The Tenant shall deposit certificates of all such insurance coverages with the Landlord at the Landlord's request.

3.13 INCREASE IN INSURANCE PREMIUMS - The Tenant shall pay to the Landlord forthwith on demand thereof any amount by which the basic premium of insurance paid by the Landlord is increased by reason of any particular use or occupation by the Tenant of the Premises.

3.14        RE-ENTRY - It is hereby agreed that when:

            (a) the Tenant shall be in default in the payment of any rent, for a period of seven (7) days after having received notice of default;

            (b) the Tenant shall be in default of any of its terms, covenants, obligations and stipulations, conditions and agreements under this Lease (other than its covenant to pay rent) and such default shall have continued for a period of ten (10) consecutive days after notice by the Landlord to the Tenant specifying with reasonable particularity the nature of such default and requiring the same to be remedied, provided further that if the Tenant is taking steps to remedy and cannot complete within ten (10) days, such ten (10) day period shall be extended as the Landlord reasonably determines to permit the Tenant to remedy;

            (c) any property of the Tenant has been sold under a valid writ of execution, or the Tenant shall have made an assignment for the benefit of creditors, or have had a receiving order made against it under the Bankruptcy and Insolvency Act, R.S.C 1985, as amended, or becoming bankrupt or insolvent, or shall have made application for relief under the provisions of any statute now or hereafter in force concerning bankrupt or insolvent debtors, or any action whatever, legislative or otherwise, shall have been taken with a view to the winding up, dissolution or liquidation of the Tenant;

            (d) any insurance policy is cancelled or not renewed by an insurer by reason of any particular use or occupation of the Premises, or;

            (e) the Premises shall have been vacated or have become vacant or shall have remained unoccupied for a period of fifteen (15) consecutive days;

            then and in any of such cases, the then current month's rent together with the rent for the three (3) months ensuing shall immediately become due and payable, and at the option of the Landlord the Term shall become forfeited and void, and the Landlord without notice or any form of legal process whatsoever may forthwith re-enter the Premises or any part thereof in the name of the whole and repossess and enjoy the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding. Such forfeiture shall be wholly without prejudice to the right of the Landlord to recover arrears of rent and damages for any antecedent breach of the terms, covenants, obligations and stipulations, conditions and agreements of the Tenant under this Lease. Notwithstanding any such forfeiture the Landlord may subsequently recover from the Tenant damages for loss of rent suffered by reason of this Lease having been prematurely determined and it may recover from the Tenant all damages it may incur with respect thereto including the cost of recovering the Premises.

3.15 LANDLORD ENTITLED TO RE-LET - If the Landlord does not exercise its option under section 3.14 to terminate this Lease it may nevertheless in the events set out in section 3.14 from time to time re-enter the Premises without terminating this Lease and acting reasonably make such alterations and repairs as may be necessary in order to re-let the Premises or any part thereof as agent for the Tenant for such period or periods (which may extend beyond the term) and at such rental or rentals and upon such other terms and conditions as the Landlord in its sole discretion may deem advisable. Upon each re-letting rent shall be applied, first, to the payment of any Indebtedness other than rent due from the Tenant to the Landlord; second, to the payment of any cost and expenses of such re-letting, including brokerage fees and solicitor's fees and of the costs of such alterations and repairs; third, to the payment of rent due and unpaid; and the residue, if any, shall be held by the Landlord and applied in payment of future rent as the same may become due and payable. The Tenant shall pay to the Landlord the amount by which the rentals received from such re-letting during any month are less than the rent payable during that month by the Tenant. Notwithstanding any such re-letting without termination, the Landlord may at any time thereafter elect to terminate this Lease. No such re-entry or taking of possession by the Landlord shall be construed as an election on its part to re-entry or taking of possession, unless a written notice of such intention has been given to the Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

3.16 DISTRESS - Notwithstanding anything contained in any statute or amendment or revision thereof, none of the goods or chattels of the said Tenant at any time during the continuance of the Term hereby created situate on the Premises shall be exempt from levy by distress for rent in arrears, and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempt in any such statute, and the Tenant waives every benefit that might have accrued to the Tenant under any such statute but for this covenant.

3.17 LANDLORD MAY FOLLOW CHATTELS - In case of removal by the Tenant, except in the ordinary course of business, of goods and chattels from the Premises, the Landlord may follow same for a period of thirty (30) days in the same manner as is provided for in the Landlord and Tenant Act, R.S.O. 1990, as amended, or in any other act respecting the fraudulent and clandestine removal of goods.

3.18 REMOVAL OF REFUSE - Tenant is not to allow any refuse, garbage or other loose or objectionable material to accumulate in, on or around the Premises and is at all times to keep the Premises in clean and wholesome condition, failing which the Landlord may do so at the Tenant's expense, and upon the termination of the Term the Tenant is not to leave upon the Premises any rubbish or waste material but to leave the Premises in a clean and tidy condition. To the extent the Landlord shall have to undertake removal of refuse it shall be entitled to charge the expenses thereof to the Tenant who shall pay them forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease. The Tenant is to provide a disposal bin for Tenant's refuse.

3.19 TENANT'S ALTERATIONS - The Tenant shall not make any alteration, repair or improvement to the Premises nor make, construct, erect, or install any leasehold improvements in or to the said Premises, except with the prior written approval of the Landlord which approval not to be unreasonably withheld and in accordance with the procedures and provisions set out in this section. Before beginning any such work the Tenant shall deliver to the Landlord sufficient copies of its plans and specifications thereof and such other information as the Landlord may reasonably require with respect thereto. All such work shall be carried out by the Tenant in accordance with the applicable requirements of all regulatory authorities having jurisdiction with respect thereto and shall be carried out as expeditiously as possible and in a good and workman like manner with first class new materials. Such work shall comply with the reasonable rules and regulations as may from time to time be made by the Landlord and shall not be of such kind or extent as to in any manner weaken the structure of the Building or Premises, or reduce the value thereof. The Tenant shall obtain all necessary permits for Tenant's work, which includes any and all work carded out by the Tenant beyond that done by the Landlord.

3.20 OVERLOADING PREMISES - The Tenant will not bring upon the Building or Premises, or any part thereof any machinery, equipment, article or thing that by reason of its weight or size might damage the Building or Premises and will not at any time overload the floors of the Building or Premises and that if any damage is caused to the Building or Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of the Tenant or any of its servants, agents or employees or any person having business with Tenant, Tenant will forthwith pay to the Landlord the cost of making good the same. The Landlord acknowledges that the Premises can accommodate the business of the Tenant.

3.21 EVIDENCE OF PAYMENT - The Tenant shall from time to time at the request of the Landlord produce for the Landlord, reasonable and satisfactory evidence of the due payment by the Tenant of all payments required to be made by the Tenant under this Lease.

3.22 IMPROVEMENTS BECOME PART OF PREMISES - Subject to the terms of this Lease, any building, erection or improvement placed or erected upon the Premises shall become part thereof and shall not be removed and shall be subject to all the provisions of this Lease. No building, erection or improvement shall be erected upon the Premises herein without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed.

3.23 OVERHOLDING TENANT - If at the expiration of the Term by elapse of time the Tenant shall hold over without the written consent of the Landlord for any reason the tenancy of the Tenant thereafter shall be from month to month and shall, in the absence of written agreement to the contrary, be at a monthly Base Rent of twenty thousand dollars ($20,000.00) and subject to all covenants, obligations and agreements provided for in this Lease, except as to duration and rights of renewal, if any.

3.24 TENANT TO INDEMNIFY - The Tenant will indemnify and save harmless the Landlord of and from all liability, fines, suits, claims, damages (including lost profits, consequential damages, interests, penalties, fines or monetary sanctions, and all legal and expert fees related thereto), losses, costs and expenses incurred or suffered by the Landlord by reason of or resulting from or in connection with, or arising in any manner whatsoever out of, or demands and actions of any kind or nature to which Landlord shall or may become liable for or suffer by reason of, liabilities caused by the negligence of the Tenant or its officers, agents, servants, employees and contractors, and such obligation to indemnify shall survive any termination of this Lease, anything contained herein to the contrary notwithstanding.

SECTION 4.00 - LANDLORD'S COVENANTS

4.01 LANDLORD's WORK - The Landlord shall provide the following at its own cost on or before the Occupancy Date:

            (a)   floor to ceiling block as per sketch submitted by the Tenant;

            (b) supply 550 volt, 400 amp service, (1) 75KVa Transformer, (1) 575 V, 208A 110V Transformer;

            (c)   supply separate hydro and gas meters;

            (d)   supply separate water meter, if cost effectively possible;
                  and,

            (e) leave existing air lines for use by the Tenant, if belonging to the Landlord and in its possession;

where all work shall be completed to standard grade industrial finish by the Landlord according to a sketch or drawing of proposed work to be submitted by the Tenant to the Landlord within five (5) days of the Occupancy Date.

4.02 SIGNAGE - The Tenant may install in, erect or affix upon or about the Premises, signs and advertising material, which shall remain the property of the Tenant, and which the Tenant may remove upon the expiration of the Term or shall remove at the Landlord's request upon the expiration of the Term, provided that all damage caused by such installation, erection, affixation or removal is repaired and the Premises left in good repair. All signs and locations thereof are subject to prior approval in writing by the Landlord, such consent not to be unreasonably withheld, and must conform with all municipal, local and other laws, bylaws, ordinances and restrictions, and Landlord's regulations governing signs, applicable thereto.

4.03 PARKING - The Tenant shall have free access to the side of the Building proximate to the Premises for shipping purposes, and shall be allowed adequate parking for staff and office personnel, and overnight trucking.

4.04 WARRANTIES - The Landlord warrants and represents that the roof shall be in good repair and all mechanical, air conditioning equipment (HVAC), heating, ventilating, plumbing, sprinkler, shipping doors, washrooms and electrical systems shall be in good working order, normal wear and tear excepted, prior to and on the Occupancy Date. The Landlord shall during the Term, at its cost, maintain the roof and all such systems, as well as the interior of the Premises, in a good state of repair.

4.05 STRUCTURAL PENETRATION - The Tenant shall be permitted four (4) openings in the ceiling of the Premises, which shall be made at such time and in such location according to the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. The Tenant shall be permitted to add one (1) receiving door in its shipping office on the Premises with maximum dimensions of eighty-two (82) inches high and one hundred and thirty-six (136) inches wide. The Tenant is to perform the work necessary to complete such openings in a professional and workmanlike manner, at its own cost.

4.06 STRUCTURAL MAINTENANCE AND CAPITAL EXPENDITURES - The Tenant shall not be responsible for structural maintenance or capital expenditures including major repairs to or replacement of (which necessity for and scope of repair and replacement shall be as determined by the Landlord's architect or appointed expert), the roof or exterior of the Premises, parking lots, mechanical, air conditioning equipment (HVAC), or main electrical service, unless such repairs or replacement are caused by the negligence of the Tenant.

4.07 DAMAGE TO PREMISES - Provided that if during the continuation of this Lease:

            (a) the Building or Premises are totally destroyed by any casualties so that it cannot be repaired with reasonable diligence within one hundred and twenty (120) days of the happening of such injury, as determined by the Landlord's architect, then the Lease shall cease and become null and void from the date of such damage or destruction, and the Tenant shall immediately surrender the Premises and all interest therein to the Landlord, and the Tenant shall pay rent only to the time of such surrender and any prepaid rent shall be returned to the Tenant and in case of destruction or partial destruction as above mentioned the Landlord may re-enter or repossess the Premises discharged of this Lease, and may remove all parties therefrom;

            (b) if the Building or the Premises are partially destroyed by casualty, and can be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of said injury, but if the damage is such as to render the Premises wholly unfit for occupancy, as determined by the Landlord's architect, then the Base Rent shall not run or accrue after the said injury, or while the process of repairs is going on, and the Landlord shall repair the same with all reasonable speed and then the Base Rent shall recommence immediately after the said repairs have been completed; or,

            (c) if the Building or the Premises are partially destroyed by casualties, and can be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of the said injury, and if the damage is such that the Premises can be partially used, then until such damage shall have been repaired, the Base Rent shall abate in proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises, all as determined by the Landlord's architect and the Landlord shall repair same with all reasonable speed.

4.08 LIMIT OF LANDLORD'S LIABILITY - Except for matters arising from the negligence of the Landlord, its officers, agents, servants, employees or contractors, the Landlord shall not be liable or responsible in any way for, and the Tenant shall not be entitled to any abatement of rent in respect of, any loss, damage, or injury of any nature whatever that may be suffered or sustained to any persons or property, and in particular, without limiting the generality of the foregoing, the Landlord shall not be liable for any loss, damage or injury of any nature whatever to any person or persons or property resulting from any defect in the Premises or in the Building or resulting from the condition or arrangement or interruption or breakdown of any service, equipment, machinery, utilities or other facility related to the Premises or Building, or resulting by reason of steam, smoke, water, rain, snow, or other substances leaking, issuing, flowing or escaping onto any part of the said Premises or by the Landlord, its servants, employees, agents, contractors, customers, invitees or licensees, or by other occupants of the Building, or by persons in the Premises or the Building, or by occupants of adjacent property, or by the public, nor shall the same constitute an eviction.

4.09 PAYMENT OF MONIES BY LANDLORD - In the event of the Tenant failing to pay any business taxes, insurance premiums or charges which it has herein covenanted to pay, and in the manner herein provided, the Landlord may pay the same and shall be entitled to charge the sums so paid to the Tenant who shall pay them forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease.

4.11 LANDLORD MAY ASSIGN LEASE - The Landlord declares that it may assign its rights under the Lease and in the event that such an assignment is given and executed by the Landlord and notification is given to the Tenant, the Tenant if so requested, will, at the Landlord's cost, at any time, and from time to time:

            (a) execute an acknowledgement concerning the performance and observance by the Landlord of its obligations under this Lease and concerning the payment by the Tenant of the rent reserved and other sums payable by and under this Lease as may be requested by the Landlord or assignees;

            (b) certify that this Lease is unmodified and is in full force and effect (or if modified, stating the modification and the same is in full force and effect as modified); and,

            (c) provide particulars of any monies or security deposited hereunder with the Landlord and whether or not there is any existing default on the part of the Landlord of which Tenant has notice.

            It is hereby agreed that any such statement delivered pursuant to the provisions of this paragraph may be conclusively relied upon, save as to any default on the part of the Landlord of which the Tenant does not have notice as of the date thereof. If the Tenant fails to give such statement within twenty-one (21) days after the receipt of notice requesting same, then the Landlord may sign such statement as attorney for the Tenant and the contents of such statement shall be binding on the Tenant.

4.12 QUIET ENJOYMENT - Provided that the Tenant is not in default under the terms of this Lease, the Tenant shall have quiet enjoyment of the Premises during the continuance of the Term and any renewals thereof. The Tenant shall have access to the Leased Premises from the maintenance (front of building) for receiving guests.

4.13 SUBORDINATION OF LEASEHOLDS - Notwithstanding any clause in the Lease herein, and any further adjustments thereto that may exist from time to time, the parties hereto agree that The Toronto Dominion Bank has a first position charge against the Tenant's leaseholds that are not affixed to the Premises, ranking ahead of any interest of the Landlord against such leaseholds herein and having priority over any rights that the Landlord herein may have against such leaseholds as per the within Lease.

SECTION 5.00 - GENERAL PROVISIONS

5.01 PRIORITY OF LEASE - It is understood and agreed between the parties hereto that the Term hereby granted shall not have priority over The Toronto Dominion Bank mortgage presently registered on the property.

5.02 NOTICE OF LEASE - The Tenant shall have the right to register notice of this Lease at its own expense, and in such case the Tenant will provide at its own expense a copy of such notice to be registered to the Landlord, which must be approved and executed by the Landlord, except for sufficient and reasonable cause, prior to registry.

5.03 PLANNING ACT - This Lease is entered into subject to the condition that it is to be effective only on obtaining such consents, if any, as may be required under the Planning Act, R.S.O. 1980, as amended, or any successor legislation or other statute which may hereafter be passed to take the place of the said Act or to amend the same, and provided that such consents are granted on conditions which are acceptable to the Landlord.

5.04 NOTICE - Any notice required to be given hereunder to the Tenant or in connection with the Lease, for any purpose, may be sufficiently given if sent by registered post prepaid to the Tenant at 350 Creditstone Road, Unit #D, Concord, Ontario, L4K 2E8. Any notice for the Landlord may be sufficiently given if delivered to the Landlord personally or, if sent by registered post prepaid to the Landlord at 350 Creditstone Road, Unit #C, Concord, Ontario, L4K 3X2. The said notice shall be deemed to have been given on the third (3rd) Business Day following the day when it is deposited in a post office in the Regional Municipality of York (where "Business Day" in this Lease means any day other than a Saturday, Sunday or statutory holiday in Ontario).

5.06 TIME OF THE ESSENCE - Time shall be of the essence of this Lease.

5.07 AMENDMENTS - This Lease may not be modified or amended except by instrument in writing signed by the Landlord and Tenant.

5.08 WAIVER - No waiver by either party of any breach by the other party of any of its terms, covenants, obligations and stipulations, conditions and agreements under this Lease shall be a waiver of any subsequent breach or of any other term, covenant, obligation and stipulation, condition and agreement contained herein, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

5.09 SERVERABILITY - If any terms, covenants, obligations and stipulations, conditions and agreements contained herein this Lease, or part thereof, or the application thereof to any person or circumstance shall, to any extent, be declared invalid or unenforceable by a court of competent jurisdiction, the remainder of this Lease or the application of such terms, covenants, obligations and stipulations, conditions and agreements contained herein to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, obligation and stipulation, condition and agreement contained herein this Lease shall be separately valid and enforceable to the fullest extent permitted.

5.10 HEADINGS - The article headings and section headings in this Lease have been inserted for convenience of reference only and do not form part of this Lease. Such headings shall not be referred to in the interpretation of this Lease.

5.11 CHANGES REQUIRED BY CONTEXT - This Lease shall be read with all changes of gender and number required by the context.

5.12 ASSIGNS - This Lease shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, executors, successors and assigns.

5.13 FURTHER ACTIONS - The Tenant and the Landlord covenant with the each other to do, execute and provide all other things as may be required by the other to give effect to the terms, covenants, obligations and stipulations, conditions and agreements contained herein of each other under this Lease.

5.14 APPLICABLE LAW - This Lease shall be construed in accordance with the laws of the Province of Ontario, and of Canada as applicable therein.

5.15 WHOLE AGREEMENT - This Lease contains the whole agreement between the parties with respect to the subject matter of this Lease. There is no representation, warranty, collateral agreement or condition affecting the Building, the Premises, or this Lease, or supported by this Lease other than as expressed in this Lease. The schedules and appendices to this Lease form part of this Lease.

            IN WITNESS WHEREOF the parties hereto have affixed their hand and corporate seals, as applicable, as attested by the hands of their proper signing officer duly authorized in that behalf.

SIGNED, SEALED AND DELIVERED )
in the presence of           )
                             )
                             )          ALCONE HOLDINGS LTD.
                             )
                             )          ----------------------------------------
                             )          PER. Ernesto Cascone, President
                             )          I have authority to bind the Corporation
                             )
                             )
                             )          THORNHILL BAKERY LIMITED
                             )
                             )          ----------------------------------------
                             )          PER.
                             )          I have authority to bind the Corporation
between the parties with respect to the subject matter of this Lease. There is no representation, warranty, collateral agreement or condition affecting the Building, the Premises, or this Lease, or supported by this Lease other than as expressed in this Lease. The schedules and appendices to this Lease form part of this Lease.

            IN WITNESS WHEREOF the parties hereto have affixed their hand and corporate seals, as applicable, as attested by the hands of their proper signing officer duly authorized in that behalf.

SIGNED, SEALED AND DELIVERED )
in the presence of           )
                             )
                             )          ALCONE HOLDINGS LTD.
                             )
                             )          ----------------------------------------
                             )          PER. Ernesto Cascone, President
                             )          I have authority to bind the Corporation
                             )
                             )
                             )          THORNHILL BAKERY LIMITED
                             )
                             )          ----------------------------------------
                             )          PER.
                             )          I have authority to bind the Corporation


                                      -15-